ASSET PURCHASE AGREEMENT
        among
PERDUE FARMS INCORPORATED,
     as Purchaser,

CAGLE'S, INC. and CAGLE'S FARMS, INC.
      together, as Seller

Dated as of January 23, 2004

TABLE OF CONTENTS

ARTICLE I.   DEFINITIONS                                                     1
1.1   DEFINITIONS                                                            1
1.2   INTERPRETATION                                                         8
ARTICLE II.   PURCHASE & SALE OF PURCHASED ASSETS                            8
2.1   PURCHASED ASSETS                                                       8
2.2   EXCLUDED ASSETS                                                       10
2.3   ASSUMED LIABILITIES                                                   11
2.4   RETAINED LIABILITIES                                                  11
2.5   PURCHASE PRICE; PAYMENT OF PURCHASE PRICE                             12
2.6   ALLOCATION OF PURCHASE PRICE                                          13
2.7   CLOSING                                                               14
ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF SELLER                     14
3.1   ORGANIZATION AND QUALIFICATION                                        14
3.2   ARTICLES OF INCORPORATION AND BY-LAWS                                 14
3.3   AUTHORITY RELATIVE TO THIS AGREEMENT                                  14
3.4   NO CONFLICT                                                           15
3.5   REQUIRED FILINGS AND CONSENTS                                         15
3.6   INVENTORY                                                             15
3.7   ABSENCE OF CERTAIN CHANGES OR EVENTS                                  15
3.8   PROPERTIES; TITLE                                                     17
3.9   CONTRACTS                                                             19
3.10  PERMITS                                                               20
3.11  COMPLIANCE WITH LAWS                                                  21
3.12  CLAIMS AND PROCEEDINGS                                                21
3.13  BOOKS AND RECORDS                                                     21
3.14  NO FINDER                                                             21
3.15  ENVIRONMENTAL MATTERS                                                 22
3.16  INSURANCE; FIDELITY BONDS                                             22
3.17  EMPLOYEE MATTERS                                                      22
3.18  EMPLOYEE BENEFIT PLANS                                                23
3.20  PURCHASED ASSETS	24
ARTICLE IV.   REPRESENTATIONS AND WARRANTIES OF PURCHASER                   24
4.1   ORGANIZATION AND QUALIFICATION                                        25
4.2   AUTHORITY RELATIVE TO THIS AGREEMENT                                  25
4.3   NO CONFLICT                                                           25
4.4   REQUIRED FILINGS AND CONSENTS                                         25
4.5   NO FINDER                                                             25
ARTICLE V.   COVENANTS OF THE PARTIES PRIOR TO CLOSING DATE                 26
5.1   CONDUCT OF BUSINESS                                                   26
5.2   CONSENTS, FILINGS AND AUTHORIZATIONS; EFFORTS TO CONSUMMATE           27
5.3   NO SHOP                                                               27
5.4   NOTICES OF CERTAIN EVENTS                                             28
5.5   PUBLIC ANNOUNCEMENTS                                                  28
5.6   CONFIDENTIALITY                                                       28
5.7   EXPENSES                                                              29
5.8   SUPPLEMENTS TO DISCLOSURE SCHEDULES                                   29
5.9   ACCESS TO INFORMATION; RECORDS                                        30
5.10  EMPLOYEES                                                             30
5.11  PRE-CLOSING PROJECTS                                                  31
ARTICLE VI.   CONDITIONS TO CLOSING                                         31
6.1   CONDITIONS TO THE OBLIGATIONS OF SELLER AND PURCHASER                 31
6.2   CONDITIONS TO OBLIGATIONS OF SELLER                                   32
6.3   CONDITIONS TO OBLIGATIONS OF PURCHASER                                33
ARTICLE VII.   TERMINATION; EFFECT OF TERMINATION                           36
7.1   TERMINATION OF AGREEMENT                                              36
7.2   EFFECT OF TERMINATION; RIGHT TO PROCEED                               37
ARTICLE VIII.   POST-CLOSING COVENANTS                                      37
8.1   POST-CLOSING PROJECTS                                                 37
8.2   CLAIMS UNDER INSURANCE POLICIES                                       37
8.3   CERTAIN TRANSITIONAL MATTERS                                          37
8.4   FURTHER ASSURANCES                                                    38
ARTICLE IX.   SURVIVAL; INDEMNIFICATION                                     38
9.1   SURVIVAL OF REPRESENTATIONS AND WARRANTIES                            38
9.2   INDEMNIFICATION BY SELLER                                             39
9.3   INDEMNIFICATION BY PURCHASER                                          39
9.4   NOTICE OF CLAIMS                                                      40
9.5   OPPORTUNITY TO DEFEND THIRD PARTY CLAIMS                              40
9.6   INDEMNITY PAYMENTS                                                    41
9.7   LIMITATIONS ON LIABILITY                                              41
9.8   EXCLUSIVE REMEDIES                                                    42
ARTICLE X.   GENERAL                                                        42
10.1  NOTICES                                                               42
10.2  SEVERABILITY; PARTIES IN INTEREST                                     43
10.3  ASSIGNMENT; BINDING EFFECT; BENEFIT                                   43
10.4  INCORPORATION OF EXHIBITS AND SCHEDULES                               44
10.5  GOVERNING LAW                                                         44
10.6  ARBITRATION                                                           44
10.7  HEADINGS; INTERPRETATION                                              44
10.8  COUNTERPARTS                                                          44
10.9  ENTIRE AGREEMENT                                                      44
10.10 WAIVERS AND AMENDMENTS; NON-CONTRACTUAL REMEDIES; PRESERVATION OF
      REMEDIES                                                              45

SCHEDULES
Schedule 2.1(a)         Real Property
Schedule 2.1(b)         Tangible Personal Property
Schedule 2.1(d)         Perry Leased Real Property
Schedule 2.1(e)         Perry Leased Equipment
Schedule 2.1(f)         Wastewater Facility Leased Real Property and Assets
Schedule 2.1(j)         Prepaid Expenses
Schedule 3.4            Seller Conflicts
Schedule 3.5            Seller Required Filings and Consents
Schedule 3.6            Inventory
Schedule 3.7            Certain Changes or Events
Schedule 3.8(a)(i)      Exceptions to Title to Real Property
Schedule 3.8(a)(ii)     Survey Disclosures
Schedule 3.8(a)(iii)    Lists of Title Insurance Policies, Deeds,
                         Appraisal Reports, etc.
Schedule 3.8(b)(i)      Other Real Property Leases; Bond Encumbrances
Schedule 3.8(b)(ii)     Exceptions to Title to Real Property Leases
Schedule 3.8(c)         Encumbrances on Real Property and Real Property Leases
Schedule 3.8(d)         Easements, Rights of Way and Licenses
Schedule 3.8(e)         Operating Condition and Structural Defect Disclosures
Schedule 3.9(a)         Listed Contracts
Schedule 3.9(b)         Contract Defaults; Waivers
Schedule 3.10           Permits and Environmental Permits
Schedule 3.11           Compliance with Laws
Schedule 3.12           Claims and Proceedings
Schedule 3.13           Books and Records
Schedule 3.14           Finders - Retained by Seller
Schedule 3.15           Environmental Matters
Schedule 3.16           Insurance Policies and Fidelity Bonds
Schedule 3.17           Employees; Compensation
Schedule 3.18           Benefit Plans
Schedule 3.19           Liens
Schedule 4.3            Purchaser Conflicts
Schedule 4.4            Purchaser Required Filings and Consents
Schedule 4.5            Finders - Retained by Purchaser
Schedule 5.1            Conduct of Business
Schedule 5.11           Pre-Closing Projects
Schedule 8.1            Post-Closing Projects

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT is made as of January 23, 2004 among Perdue Farms Incorporated, a Maryland corporation ("Purchaser"), Cagle's, Inc., a Georgia corporation ("Cagle's") and Cagle's Farms, Inc., a Georgia corporation ("Cagle's Farms" and together, jointly and severally, with Cagle's, "Seller").
RECITALS:
WHEREAS, Seller engages in the business of poultry processing and related activities at its poultry processing complex consisting of a poultry processing plant in Perry, Georgia (the "Processing Plant") and a feed mill and hatchery in Forsyth, Georgia (the "Feed Mill/Hatchery") (such poultry processing business and related activities conducted at and in respect to the Processing Plant and the Feed Mill/Hatchery, collectively, the "Business"). Subject to the terms and conditions set forth herein, Seller desires to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser desires to purchase and acquire from Seller, free and clear of all Liens other than the Permitted Encumbrances, all of Seller's right, title and interest in and to all of the Purchased Assets (the "Acquisition").
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I.  DEFINITIONS
1.1    As used herein, the following terms shall have the following meanings:
"AAA" shall have the meaning given to such term in Section 10.6.
"ACMs" shall have the meaning given to such term in Section 3.15. "Acquisition" shall have the meaning given to such term in the Recitals. "Affiliate" with respect to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

"Agreement" means this Asset Purchase Agreement.
"Asserted Liability" shall have the meaning given to such term in
 Section 9.4.
"Assets" means properties, rights, interests and assets of every kind, real, personal or mixed, tangible and intangible, used or usable by Seller in the Business.
"Assigned Contracts" shall have the meaning given to such term in Section
 2.1(h).
"Assignment and Assumption Agreement" shall have the meaning given to such term in Section 2.5(c).
"Assumed Liabilities" shall have the meaning given to such term in Section
 2.3.
"Bankruptcy Exception" shall have the meaning given to such term in Section
 3.3.
"Benefit Plans" shall have the meaning given to such term in Section 3.18.
"Bill of Sale" shall have the meaning given to such term in Section 6.3(f)(v). "Bond Assignment and Assumption Agreement" shall have the meaning given to such term in Section 2.5(c).
"Bond Documents" shall include the Perry Real Property Lease, the Perry
 Equipment Lease and that certain Indenture of Trust, between the DAHC and SunTrust Bank, that certain Guaranty Agreement delivered in favor of SunTrust Bank, that certain Bond Purchase Agreement, by and between Seller and DAHC, that certain Home Office Payment Agreement, by and among DAHC, SunTrust Bank and Seller, each of the foregoing dated as of September 1, 1999, and the
 Bonds.
"Bond Encumbrances" shall have the meaning given to such term in Section
 3.8(b).
"Bonds" shall have the meaning given to such term in Section 2.1(g).
"Books and Records" shall have the meaning given to such term in Section 3.13. "Building 20 Items" shall have the meaning given to such term in Section
 2.2(d).
"Business" shall have the meaning given to such term in the Recitals.
"Business Day" means any day other than a Saturday, Sunday or a day on which banks in New York City, New York and Atlanta, Georgia are authorized or obligated by applicable Law or executive Order to close or are otherwise generally closed.
"CERCLA" shall have the meaning given to such term in Section 3.15.
"Claim" shall have the meaning given to such term in Section 3.12.
"Closing" shall have the meaning given to such term in Section 2.7.
"Closing Date" shall have the meaning given to such term in Section 2.7.
"COBRA" shall have the meaning given to such term in Section 3.17.
"Code" means the Internal Revenue Code of 1986, as amended and as it may be amended from time to time, and any successor thereto.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.
"Confidential Information" shall have the meaning given to such term in
 Section 5.6.
"Contingent Purchase Price" shall have the meaning given to such term in
 Section 2.5(a)(iii).
"Contract" means agreements, whether oral or written, including, without limitation, contracts, promises, commitments, undertakings, leases, guarantees, or other obligations that are binding upon Seller and which relate to the Purchased Assets or the Business or the ownership, construction, development, maintenance, repair, management, use, occupancy, possession or operation thereof, or the operation of any of the programs or services in conjunction with the Purchased Assets or the Business. For the avoidance of doubt, the Bonds are not Contracts as such term is used herein.
"Controlled Group Member" shall have the meaning given to such term in
 Section 3.18.
"DAHC" shall have the meaning given to such term in Section 2.1(d).
"Damages" shall mean and include any losses, Liabilities, obligations, claims, demands, lawsuits, actions, damages, assessments, deficiencies, costs or expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and whether or not with respect to claims, demands, lawsuits, or actions brought by third parties, such claims, demands, lawsuits or actions are meritorious).
"Designated Accountant" shall have the meaning given to such term in Section
 2.5(e).
"Environmental Law" means any statute, regulation, rule, code, common law,
Order or judgment of any applicable federal, state, local or foreign jurisdiction relating to pollution, hazardous substances, hazardous wastes, petroleum or otherwise relating to protection of the environment, natural resources or human health, including, by way of example and not by way of limitation, the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act ("RCRA"), CERCLA, the Toxic Substances Control Act ("TSCA"), and the Emergency Planning and Community Right-to-Know Act, all as currently amended.
"Environmental Permits" means those Permits required to be obtained by Seller under Environmental Laws in connection with the Business or the use and operation of the Purchased Assets owned or leased by Seller.
"ERISA" shall have the meaning given to such term in Section 3.18.
"Excluded Assets" shall have the meaning given to such term in Section 2.2. "Form 8594" shall have the meaning given to such term in Section 2.6.
"GAAP" means generally accepted accounting principles applied on a consistent basis in effect on the date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute
 of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.
"Garage Lease" shall mean that certain Standard Business Contract between
 Cagle's and M.S. Doughman dated December 23, 1991, pursuant to which Cagle's leases a vehicle garage, maintenance and repair facility located in the City of Macon, Georgia.
"Governmental Authorities" means all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any government, quasi-governmental unit or political subdivision, whether foreign, federal, state, county, district, municipality, city or otherwise.
"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as
 amended, together with the rules and regulations promulgated thereunder. "Indemnification Basket" shall have the meaning given to such term in Section
 9.7(a).
"Indemnification Cap" shall have the meaning given to such term in Section
 9.7(b).
"Indemnified Party" shall have the meaning given to such term in Section 9.4. "Indemnifying Party" shall have the meaning given to such term in Section 9.4. "Insurance Policies" shall have the meaning given to such term in Section
 3.16.
"Inventory" shall have the meaning given to such term in Section 2.1(c). "Inventory Date" shall have the meaning given to such term in Section 2.5(e). "Inventory Date Statement" shall have the meaning given to such term in
 Section 2.5(e).
"Inventory Purchase Price" shall have the meaning given to such term in
 Section 2.5(e).
"IRS" means the United States Internal Revenue Service.
"Knowledge" means the actual knowledge of a particular fact or other matter being possessed as of the pertinent date by any director or officer of Seller or by Buddy Paracca, David Thompson, Gary Hubbard, Ralph Zea, Randy Cisne, Danny Bridges, David Arens or Gerald Struck, after reasonable inquiry or, if such inquiry has not been made, knowledge that a prudent individual could be expected to discover or otherwise become aware of after such an inquiry.
"Laws" means any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, Order, other requirement or rule of law.
"Leased Garage" shall mean that certain vehicle garage, maintenance and repair facility leased by Cagle's pursuant to the Garage Lease.
"Liability" means any direct or indirect indebtedness, liability, assessment, expense, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals).
"Lien" means any mortgage, deed to secure debt, lien (including mechanics, warehousemen, laborers and landlords liens), claim, pledge, charge, community property interest, condition, equitable interest, right-of-way, easement, encroachment, security interest, preemptive right, right of first refusal or similar restriction or right, option, judgment, title defect or encumbrance of any kind.
"Listed Contracts" shall have the meaning given to such term in Section
 3.9(a).
"Material Adverse Effect" means, with respect to Seller, any change in or effect on the Purchased Assets or the Business that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the Business or Purchased Assets.
"Orders" shall have the meaning given to such term in Section 3.11.
"Party" means, Seller or Purchaser, and the term "Parties" means collectively,
 Seller and Purchaser.
"PCBs" shall have the meaning given to such term in Section 3.15.
"Pension Plan" shall have the meaning given to such term in Section 3.18. "Permits" means all permits, licenses, approvals, franchises, grants, qualifications, rights, variances, permissive uses, accreditations, certificates, certificates of occupancy, certifications, consents, contracts, interim licenses, establishment registrations, product listings, easements, identification and registration numbers, permits and other authorizations of every nature whatsoever.
"Permitted Encumbrances" shall have the meaning given to such term in Section
 3.8(a).
"Perry Equipment Lease" shall have the meaning given to such term in Section
 2.1(e).
"Perry Leased Equipment" shall have the meaning given to such term in Section
 2.1(e).
"Perry Leased Real Property" shall have the meaning given to such term in
 Section 2.1(d).
"Perry Real Property Lease" shall have the meaning given to such term in
 Section 2.1(d).
"Person" means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, entity or government or political subdivision, agency or instrumentality of a government.
"Post-Closing Projects " shall have the meaning given to such term in Section
 8.1.
"Pre-Closing Projects " shall have the meaning given to such term in Section
 5.11.
"Prepaid Expenses" shall have the meaning given to such term in Section
 2.1(j).
"Purchased Assets" shall have the meaning given to such term in Section 2.1. "Purchase Price" shall have the meaning given to such term in Section 2.5(a). "Purchaser" shall have the meaning given to such term in the preamble of this
 Agreement.
"Purchaser Indemnitees" shall have the meaning given to such term in Section
 9.2.
"Real Property" shall have the meaning given to such term in Section 2.1(a). "Real Property Leases" shall have the meaning given to such term in Section
 3.8(b).
"Regulated Substances" means any substance regulated under Environmental Laws, including but not limited to hazardous waste, as defined pursuant to RCRA, hazardous substances, as defined pursuant to CERCLA, toxic substances as defined under TSCA, hazardous materials, as defined under the Hazardous Materials Transportation Act, petroleum and its fractions, ACMs and PCBs.
"Representatives" means, with respect to any Party to this Agreement, such
 Party's directors, officers, employees, attorneys, accountants, representatives, consultants, independent contractors and other agents. "Retained Liabilities" shall have the meaning given to such term in Section
 2.4.
"Reviewing Parties" shall have the meaning given to such term in Section 5.5. "Schedules" shall have the meaning given to such term in Section 5.8.
"Seller" shall have the meaning given to such term in the preamble of this
 Agreement.
"Seller Benefit Plan" shall have the meaning given to such term in Section
 3.18.
"Seller Indemnitees" shall have the meaning given to such term in Section 9.3. "Seller New Matters" shall have the meaning given to such term in Section 5.8. "Seller Other Matters" shall have the meaning given to such term in Section
 5.8.
"Seller's Properties" means, with respect to the Business, any real property or facility currently owned, leased or operated by Seller, including without limitation, the Processing Plant and related real property, the Feed Mill/Hatchery and related real property, the Wastewater Facility, the Wastewater Facility Leased Real Property and the Leased Garage and related real property.
"Subsidiary" means, with respect to Seller, any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture or other legal entity of which Seller (either alone or through or together with any other subsidiary) owns, directly or indirectly, a majority of the stock or other equity interests.
"Supply Agreement" means the agreement executed as of the Closing Date among
 Seller and Purchaser, in the form and substance acceptable to Seller and Purchaser, providing for Seller's short term supply of both live chickens (Ross-Cobb, Cobb-Cobb or Ross-Hubbard only) and breeder eggs (Ross-Cobb or Cobb-Cobb only), at cost, to Purchaser; such Supply Agreement to be for a term of one (1) year with the range of supply/purchase requirements to be set forth in a schedule attached thereto; provided, however, that with respect to live chickens, the Supply Agreement shall only apply to the flocks listed in the above-referenced schedule and shall terminate when the last flock listed on such schedule is delivered to Purchaser. For purposes of such Supply Agreement, and to be more fully described therein, "cost" shall mean Seller's verifiable cost in accordance with GAAP. At Closing, the parties shall agree on a reasonable estimate of the value of Seller's live inventory as of the Closing Date and Purchaser shall pay such amount as a down payment under the Supply Agreement (the full purchase price as set forth in the Supply
 Agreement, shall be paid in connection with the delivery of the live chickens to Purchaser, provided that Purchaser shall bear all risk of loss with respect to any live chicken). The Supply Agreement shall also provide for Purchaser's supply of feed to Seller.
"Tangible Personal Property" shall have the meaning given to such term in
 Section 2.1(b).
"Taxes" means: (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, imposed by any Governmental Authority or taxing authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges; (ii) any Liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any Taxable period; (iii) any Liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person; and (iv) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in (i), (ii) or (iii).
"Tax Return" means any return, report, statement, form or other documentation
 (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.
"Transaction Documents" means, collectively, this Agreement and each of the other agreements and instruments to be executed and delivered by all or some of the Parties in connection with the consummation of the Acquisition. "Transition Services Agreement" means the agreement executed as of the Closing
 Date among Seller and Purchaser, in the form and substance reasonably acceptable to Seller and Purchaser, providing for Seller's performance, at a reasonable cost to Purchaser, of certain reasonable transition services on behalf of Purchaser (including the ability during the term of the Transition Services Agreement to download certain data applicable to the Business from Seller's systems, including payroll master data, vendor master data, and producer master data) in connection with Purchaser's operation of the
 Purchased Assets after Closing; such agreement to be for a term not to exceed six (6) months.
"WARN Act" shall have the meaning given to such term in Section 3.17. "Wastewater Grants" shall have the meaning given to such term in Section
 3.8(i).
"Wastewater Facility" shall have the meaning given to such term in Section
 2.1(f).
"Wastewater Facility Lease" shall have the meaning given to such term in
 Section 2.1(f).
"Wastewater Facility Leased Assets" shall have the meaning given to such term in Section 2.1(f).
"Wastewater Facility Leased Real Property" shall have the meaning given to such term in Section 2.1(f).
1.2	Interpretation.  Unless the context otherwise requires, the terms defined in Section 1.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms used in this Agreement and not defined herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."
ARTICLE II.  PURCHASE & SALE OF PURCHASED
2.1 Purchased Assets. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of Seller contained herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, free and clear of all Liens other than the Permitted Encumbrances, all of Seller's right, title and interest in and to all of the assets, properties and rights of Seller relating to the Business and located at either the Processing Plant, the Feed Mill/Hatchery or the Leased Garage of every type and description, real, personal and mixed, known or unknown, whether or not reflected on the books and records of Seller, except for the Excluded Assets, including, without limitation, the following (collectively, the "Purchased Assets"):
(a)  the parcel of real property and the buildings, wells and other improvements located thereon, and all fixtures and other appurtenances thereto related to the Feed Mill/Hatchery, comprising approximately 20.84 acres in Monroe County in the State of Georgia; the legal description of which is set forth on Schedule 2.1(a) attached hereto (collectively, the
 "Real Property");
(b)  all of the machinery, equipment, tools, furniture, fixtures and equipment, computer hardware, leasehold improvements, automobiles, cargo trucks and other rolling stock, computing and telecommunications equipment and other items of tangible personal property, of every kind owned by Seller located at, used in the operation of or otherwise related to, the Processing Plant, the Feed Mill/Hatchery, the Wastewater Facility and the Leased Garage (excluding the Perry Leased Equipment and the Wastewater Facility Leased Assets), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof, to the extent such warranty is transferable, and all maintenance records and other documents relating thereto, including, without limitation, the equipment and other items set forth on Schedule 2.1(b) (the "Tangible Personal Property");
(c) all of Seller's currently usable (i) spare parts, supplies and other similar materials and (ii) hatching eggs, feed, grain and other feed ingredient inventories, held for use in the Business that are not damaged, impaired or obsolete (collectively, the "Inventory"). Inventory shall be determined in accordance with the procedures set forth in Section 2.5(e)
 herein below and shall be comprised only of such Inventory located at the Processing Plant, the Feed Mill/Hatchery or the Leased Garage; provided, however, that (i) without limiting the generality of the foregoing, Inventory shall in any event include motors and tires that are not, on the Closing
 Date, located at either the Processing Plant, the Feed Mill/Hatchery or the Leased Garage because they are being repaired or recapped, respectively, at the Leased Garage and (ii) for purposes of this Agreement, "usable" shall be those items of Inventory on hand and listed as inventory by Seller in the ordinary course of the Business and according to GAAP;
(d)  that certain Lease Agreement (Real Property) between Development
 Authority of Houston County ("DAHC") and Seller dated September 1, 1999 (the "Perry Real Property Lease") pursuant to which Seller leases the parcel of real property and the buildings related to the Processing Plant, comprising of approximately 611.43 acres in Houston County in the State of Georgia, as set forth on Schedule 2.1(d) (the "Perry Leased Real Property");
(e) that certain Lease Agreement (Equipment) between DAHC and Seller dated September 1, 1999 (the "Perry Equipment Lease") pursuant to which Seller leases certain machinery, equipment and other tangible personal property, including, without limitation, the items set forth on Schedule 2.1(e) (the "Perry Leased Equipment");
(f)  that certain Lease Agreement between Seller and the City of Perry,
 Georgia dated December 29, 1999 (the "Wastewater Facility Lease") pursuant to which Seller leases that certain parcel of real property, comprising of approximately 85.603 acres in Houston County in the State of Georgia, the "Wastewater Facility Leased Real Property"), the buildings related to the wastewater treatment facility located thereon (the "Wastewater Facility") and the equipment, machinery and other tangible personal property (collectively, the "Wastewater Facility Leased Assets"), including, without limitation, the real property and personal property set forth on Schedule 2.1(f);
(g)	all of Seller's interest in the $40,000,000 outstanding principal amount of the Development Authority of Houston County, Taxable Revenue Bonds
 (Cagle's Inc. Project), Series 1999 (the "Bonds");
(h) the Contracts set forth on Schedule 3.9 that are specifically designated with an asterisk (*) for assignment to and assumption by Purchaser (to the extent set forth on Schedule 3.9(a)) (the "Assigned Contracts");
(i)  all licenses, permits approvals, qualifications and orders of governmental authorities and other public or private authorizations related to the Purchased Assets and/or the Business, to the extent transferable;
(j) the payments (or pro rata portion thereof), if any, with respect of the Purchased Assets or the Business, which constitute prepaid expenses in accordance with GAAP but only to the extent listed on Schedule 2.1(j) (the "Prepaid Expenses"); and
(k) all books, files and records related to the Purchased Assets and Assumed Liabilities, including, but not limited to, all health and safety records as required by the Occupational Safety and Health Act regulations as set out in
 29 C.F.R. Section 1904.
2.2  Excluded Assets.  Notwithstanding anything to the contrary contained in
 Section 2.1 or elsewhere in this Agreement, the following assets
 (collectively, the "Excluded Assets") shall not be part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets, and shall remain the property of Seller after the Closing:
(a)  all live chickens, and breeder chickens and breeder eggs;
(b) all accounts receivable and other rights to payment from customers of Seller or other Persons regardless of whether attributable to Seller's operation of the Business;
(c) except for the Perry Real Property Lease, the Perry Equipment Lease, the Wastewater Facility Lease, the Assigned Contracts, all Contracts and customer relationships of any kind, including, without limitation, any Broiler Production Agreements and any other Contracts with Seller's poultry producers;
(d) all personal property and other items contained in that certain structure located on the Real Property, known as "Building 20" (the "Building 20
 Items"); such property shall, to the extent not removed prior to the Closing Date, be separated from all other personal property and items included in the Purchased Assets and placed in a mutually agreed upon designated area of the Perry Leased Real Property; such Building 20 Items shall be removed from such designated area on the Perry Leased Real Property reasonably promptly after the Closing Date; provided, however, that Seller shall provide Purchaser with reasonable prior notice of the time and date Seller intends to remove the Building 20 Items;
(e) all personal property, improvements, and other items from the "tank buildings" and the "brew house" that are to be removed as part of the Post-Closing Projects, including, without limitation, all tanks, harvest stores, debris and asbestos materials removed from the property in accordance with
 Section 8.1 herein;
(f) cash on hand, cash equivalents, investments and bank deposits, as well as the consideration paid to Seller pursuant to this Agreement; and
(g) all books, files and records not referred to in Section 2.1(k) above, including, without limitation, books, files and records related to the
 Retained Liabilities and any and all human resources or other employee files and records.
2.3 Assumed Liabilities. Upon and subject to the terms, conditions, representations and warranties of Seller contained herein, in accordance with the terms and conditions of the Bond Assignment and Assumption Agreement and the Assignment and Assumption Agreement, and subject to Section 2.4,
 Purchaser hereby assumes and agrees to pay, perform, and discharge when due, only the Liabilities of Seller under the Perry Real Property Lease, the Perry Equipment Lease, the Wastewater Facility Lease and the Assigned Contracts
 that, by the terms of such Contracts, arise or otherwise accrue after the Closing Date, relate to periods following the Closing Date and are to be observed, paid, performed or discharged, as the case may be, in each case at any time after the Closing Date (collectively referred to hereinafter as the "Assumed Liabilities"). Except for the Assumed Liabilities, Seller shall transfer the Purchased Assets to Purchaser on the Closing Date free and clear of all Liens (other than Permitted Encumbrances) and all Liabilities.
2.4  Retained Liabilities.  Except for the Assumed Liabilities, Purchaser
 shall not assume or in anyway be responsible for, and shall have no Liability for, any Liabilities, Taxes or Contracts of Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise, it being understood that Purchaser is expressly disclaiming any express or implied assumption of any Liabilities other than the Assumed Liabilities. Without limiting the generality of the foregoing, Purchaser shall not assume, and Seller shall remain exclusively liable for any Liability that is not an
 Assumed Liability, including, without limitation: (i) any Liability under the Perry Real Property Lease, the Perry Equipment Lease, the Wastewater Facility Lease or any Assigned Contract which arises out of or relates to a breach of such Contract occurring or otherwise accruing prior to the Closing Date, (ii) any accounts or trade payables, or any other financial obligations of Seller or the Business whatsoever not included with the Assumed Liabilities, (iii)
 any Liability arising out of any Claims, including, without limitation, any employment matters or any other Claims set forth in the Disclosure Schedules, including, without limitation, the Claims listed in Schedules 3.11 and 3.12, and (iv) any Liability not included with the Assumed Liabilities arising out of any Claims commenced after the Closing and arising out of, or relating to, any occurrence or event (including, without limitation, employment matters) occurring prior to the Closing Date (collectively, the "Retained
 Liabilities").
2.5  Purchase Price; Payment of Purchase Price.
(a) The aggregate consideration for the Purchased Assets shall be as follows (collectively, the "Purchase Price"):
(i)  Forty Four Million Dollars ($44,000,000.00);
(ii)  the Inventory Purchase Price;
(iii) a Contingent Purchase Price of One Million Dollars ($1,000,000.00), subject to (A) Section 2.5(d) and (B) any earlier payment thereof as set forth in Schedule 8.1; and
(iv)  the assumption of the Assumed Liabilities.
(b) At the Closing, the $44,000,000.00 referenced in (a)(i) above and the Inventory Purchase Price shall be paid via wire transfer of immediately available funds from Purchaser to an account of Seller (such account to be specified by Seller to Purchaser no less than three Business Days prior to the Closing). The Inventory Purchase Price shall be determined in accordance with Section 2.5(e) below.
(c) At the Closing the Seller shall assign, and Purchaser shall assume, the Assumed Liabilities by executing an Assignment and Assumption Agreement, in form and substance reasonably acceptable to Seller and Purchaser (the "Assignment and Assumption Agreement"). Additionally, at the Closing, Seller shall assign to Purchaser and Purchaser shall assume from Seller all of Seller's interests in and obligations under the Bonds and other Bond
 Documents arising on and after the Closing Date, by executing an assignment and assumption agreement in substantially the form as approved by the DAHC on January 8, 2004 (the "Bond Assignment and Assumption Agreement").
(d) Except with respect to earlier payments of portions of the Contingent Purchase Price as provided in Schedule 8.1, the Contingent Purchase Price shall be paid via wire transfer upon the satisfactory completion of the Post -Closing Projects, provided that in the event that the Post-Closing Projects have not been completed within 12 months after the Closing Date, the
 Contingent Purchase Price to be paid to Seller upon completion of the Post -Closing Projects shall be reduced by such amount that is 1/180th of the Contingent Purchase Price or $5,556.00 per day for each day after the first anniversary of the Closing Date that the Post-Closing Projects are not completed in accordance with the terms of this Agreement.
(e) Commencing on the second business day prior to the Closing Date (the "Inventory Date"), representatives of Seller and Purchaser shall jointly conduct a physical inventory, in a manner to be agreed upon by the Parties, of the Inventory on hand on and as of the Inventory Date; and Purchaser shall prepare a list identifying and describing all items included within the Inventory which Purchaser believes are obsolete, damaged or impaired. The parties shall mutually agree upon which items are so obsolete, damaged or impaired and shall remove such items from the Inventory listing (the list as so agreed upon and valued as set forth below, is hereinafter referred to as the "Inventory Date Statement"). The Inventory (including goods which have been ordered and paid for by Seller which are in transit or which have not yet been shipped by the vendor thereof) shall be valued at Seller's
 "Inventory Cost," which for any item of Inventory, shall be Seller's verifiable cost (except for used or rebuilt equipment which shall be valued at fair market value as mutually agreed upon by the parties) determined in accordance with GAAP for such item as of 4:00 p.m. on the second day prior to the Closing Date. The Inventory Cost per unit for each such item shall be given by Seller to Purchaser not later than 5:00 p.m. on the second day prior to the Closing Date, and Seller shall afford Purchaser immediate access to Seller's books and records to permit Purchaser to verify such Inventory
 Costs.  (The aggregate of the values of the various items of Inventory sold by Seller to Purchaser on the Closing Date shall be herein referred to as the "Inventory Purchase Price".) The Inventory Purchase Price shall be stated on the Inventory Date Statement, which shall be agreed upon and executed by
 Seller and Purchaser at or prior to Closing. If Seller and Purchaser are unable to agree upon either (i) an Inventory Cost for any item of Inventory or (ii) the Inventory Purchase Price by the Closing Date, Seller and
 Purchaser shall agree upon a reasonable estimate of the Inventory Purchase Price and such amount shall be paid to Seller by Purchaser at the Closing. Immediately following the Closing, Seller and Purchaser shall cooperate in good faith to attempt to agree upon a final Inventory Purchase Price. Upon reaching such agreement, either Seller will pay Purchaser, or Purchaser will pay Seller, as the case may be, the difference between such final Inventory Purchase Price and the Inventory Purchase Price estimated and paid at
 Closing. If Seller and Purchaser are unable to, within 14 days after the Closing Date, to agree upon such a final Inventory Purchaser Price, the actual final Inventory Purchase Price shall be determined by Ernst & Young
 LLP (the "Designated Accountant"), whose determination with respect to the matters in question shall be final, conclusive and binding upon each of the parties hereto. Purchaser and Seller shall share the fees and expenses of the Designated Accountant equally.
(f) At the Closing, all of the real estate and personal property Taxes and assessments applicable to the Purchased Assets shall be prorated based on the most recently ascertainable real estate and personal Tax bill, with Seller being responsible for amounts due for any period prior to Closing. In addition, at the Closing, the Parties shall prorate each Prepaid Expense based upon the number of days that each Party will receive the benefit of such Prepaid Expense. For purposes of calculating such prorations, Purchaser shall be deemed in title to the Purchased Assets for the entire day of the Closing Date.
2.6 Allocation of Purchase Price. Prior to the Closing, Purchaser and Seller shall agree as to the allocation of the Purchase Price pursuant to Section
 1060 of the Code and the treasury regulations promulgated thereunder;
 provided, however, that Purchaser and Seller agree that the portion of the Purchase Price allocated to Inventory, shall be equivalent to the Inventory Purchase Price as determined in Section 2.5(e). Purchaser and Seller agree to reflect such allocation on IRS Form 8594: Asset Acquisition Statement under Section 1060, including any required amendments or supplements thereto ("Form 8594"), in form and substance reasonably acceptable to Seller and Purchaser. Form 8594 shall be prepared jointly by Purchaser and Seller and shall be signed by the Parties on the Closing Date. The Parties hereto further agree that: (a) the agreed upon allocation of Purchase Price shall be used in filing all required forms under Section 1060 of the Code and all Tax Returns; and (b) they will not take any position inconsistent with such allocation upon any examination of any such Tax Return, in any refund claim or in any tax litigation.
2.7  Closing.  The consummation of the purchase and sale of the Purchased
 Assets in accordance with this Agreement (the "Closing") shall take place at 10:00 a.m., local time, at the offices of Sutherland Asbill & Brennan LLP,
 999 Peachtree Street, Atlanta, Georgia  30309, or such other place and time as the Parties may agree, on the later to occur of: (a) January 30, 2004; or
 (b) the third Business Day after all of the conditions precedent to Closing hereunder shall have been satisfied or waived, or at such other time and place as the Parties shall agree in writing.  The date of the Closing shall be referred to as the "Closing Date." The Parties hereby agree to deliver at the Closing such documents, certificates of officers and other instruments as are set forth in Article VI hereof and as may reasonably be required to effect the transfer by Seller of the Purchased Assets pursuant to and as contemplated by this Agreement and to consummate the Acquisition. All events which shall occur at the Closing shall be deemed to occur simultaneously and be effective as of 11:59 p.m. on the Closing Date.
ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SELLER.
 As an inducement to Purchaser to enter into this Agreement and to consummate the Acquisition, each Seller, jointly and severally, represents and warrants to Purchaser that each of the following representations and warranties is true and correct as of the date hereof and will be true and correct on and as of the Closing Date:
3.1	Organization and Qualification.
 Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite power and authority, corporate or otherwise, to own, lease and operate its properties and to carry on the Business as it is now being conducted. Seller is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where, with respect to the Business, the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except when failure to be so qualified or licensed would not have a Material Adverse Effect.
3.2 Articles of Incorporation and By-laws. The copies of Seller's articles of incorporation and by-laws previously provided to Purchaser by Seller are true, complete and correct copies thereof. Such articles of incorporation and by-laws are in full force and effect. Seller is not in violation of any of the provisions of its articles of incorporation or by-laws.
3.3 Authority Relative to this Agreement. Seller has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Acquisition. The execution and delivery of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the Acquisition have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the Acquisition. This Agreement and the other Transaction Documents have been or will be duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other Parties hereto, each such agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at Law or in equity) (the "Bankruptcy Exception").
3.4 No Conflict . Except as set forth on Schedule 3.4, the execution and delivery of this Agreement by Seller do not, and the performance by Seller of its obligations hereunder and the consummation of the Acquisition will not: (a) conflict with or violate any provision of the articles of incorporation or by-laws of Seller or any resolutions adopted by the board of directors of Seller; (b) assuming that all filings and notifications described in Section 3.5 have been made, conflict with or violate any Law or Order applicable to Seller or by which any of the Purchased Assets or Seller is bound or affected; or (c) result in any breach of or constitute a material default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Purchased Assets or Seller pursuant to, any material note, bond, mortgage, indenture, Contract, license, permit, franchise or other instrument or obligation.
3.5 Required Filings and Consents. The execution and delivery of this Agreement by Seller do not, and the performance by Seller of its obligations hereunder and the consummation of the Acquisition will not, require any consent, approval, authorization or permit of, or filing by Seller with or notification by Seller to, any Governmental Authority, except for (a) the consents, approvals, authorizations, declarations or rulings set forth on
 Schedule 3.5, (b) the filing of a Notification and Report Form pursuant to the HSR Act, and the expiration or earlier termination of the applicable waiting period thereunder with respect to the Acquisition and (c) as required in connection with the Bond Encumbrances as described herein.
3.6 Inventory. Except as set forth on Schedule 3.6, Seller has good and marketable title to the Inventory free and clear of all Liens. The Inventory is in good and merchantable condition, is salable, suitable and usable for the purposes for which it is intended and is in a condition such that it can be used in the ordinary course of the Business consistent with past practice.
3.7 Absence of Certain Changes or Events. Since November 19, 2003, except as contemplated by this Agreement or disclosed on Schedule 3.7 or any other Schedule hereto, Seller has conducted the Business in the ordinary course consistent with past practice and there has not been:
(a) Any event, occurrence or circumstance that could reasonably be expected to cause a Material Adverse Effect on the Purchased Assets or the Business conducted with such Assets;
(b) Any event that could reasonably be expected to prevent or materially delay the performance of Seller's obligations pursuant to this Agreement and/or the consummation of the Acquisition;
(c) Any cannibalization, relocation or other transfer or movement of any Purchased Asset or any part of a Purchased Asset;
(d) Any damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking affecting the Purchased Assets;
(e) Any incurrence of any material Liability (absolute or contingent) in respect to the Business, except for current Liabilities incurred in the ordinary course of the Business consistent with past practice;
(f) Any transaction with respect to the purchase, acquisition, lease, sale, disposition or transfer of any Purchased Assets or to any capital expenditure (in each case, other than in the ordinary course of the Business) or creation of any Lien on any of the Purchased Assets;
(g) Any purchases of Inventory other than in the ordinary course of the Business consistent with past practice and any material change in the nature, level and condition of the Inventory;
(h) Any write-downs or write-ups (or failures to write down or write up in accordance with GAAP) of the value of any Inventory other than in the ordinary course of the Business consistent with past practice and in accordance with GAAP;
(i) Any failure to maintain the Purchased Assets in the condition they were in on November 19, 2003, ordinary wear and tear excepted, except for the Purchased Assets listed on Schedule 5.11 which are subject to the provisions of Section 5.11;
(j) Any material modification, termination, waiver, amendment or other alteration or change in the terms or provisions of any Contract or Permit;
(k) Any significant personnel changes or employee turnover with respect to the Business;
(l) Any adverse change in Seller's relations with its suppliers or independent contractors that could reasonably be expected to have a Material Adverse Effect upon the Business;
(m) Any discharge or satisfaction of any Lien, or payment of any material liabilities, other than in the ordinary course of the Business consistent with past practice, or failure to pay or discharge when due any Liabilities, the failure to pay or discharge of which has caused or will cause a Material Adverse Effect;
(n) Other than actions taken by or with the consent of Purchaser, neither any modification, termination, waiver, amendment or other alteration or change in the terms or provisions of the Bonds nor any event, occurrence or circumstance that could reasonably be expected to prevent the Seller from transferring the Processing Plant and the Feed Mill/Hatchery subject to the Bond Encumbrances or challenging the enforceability of the Bonds and the treatment, for purposes of state and local taxes, of the Processing Plant and the Feed Mill/Hatchery as a result of each being subject to the Bond Encumbrances; or
(o)  Any Contract by Seller to do any of the foregoing.
3.8  Properties; Title.
(a) Seller has good and marketable title in fee simple title to all of the Real Property, free and clear of any Liens, except for the following (collectively, "Permitted Encumbrances"): (i) the matters and exceptions set forth on Schedule 3.8(a)(i); (ii) the state of facts shown on the surveys listed on Schedule 3.8(a)(ii), as of the date of such surveys so listed and
 (iii) routine title imperfections and exceptions which will not materially interfere with the intended use of such property. None of the improvements erected on the Real Property encroach on adjoining property. To Seller's Knowledge, none of the properties constituting the Real Property are located in a flood zone as defined by the Federal Insurance Administration. No proceeding is pending or, to Seller's Knowledge, threatened for the taking or condemnation of all or any portion of the Real Property. The Real Property is all of the real property owned by Seller and used in the Business. No Person other than Seller has any oral or written right to lease, sublease or otherwise occupy any portion of the Real Property. Schedule 3.8(a)(iii) sets forth a list of all title insurance policies, deeds, appraisal reports, surveys and environmental reports held or controlled by Seller with respect to the Real Property and the real property leased pursuant to the Real
 Property Leases, true and complete copies of which have been provided to Purchaser. All Taxes with respect to the Real Property have been paid in full.
(b)  The Perry Real Property Lease, the Wastewater Facility Lease and the
 Garage Lease, together with any other leasehold estates described on Schedule 3.8(b)(i), are all of the leasehold estates under which Seller is a lessee
 (or sublessee) of any real property or interest therein in respect of this Business (collectively, the "Real Property Leases"). The Real Property
 Leases are valid, in full force and effect and enforceable against the landlord thereunder in accordance with their terms and have not been modified or amended. Neither Seller, as tenant thereunder, nor to Seller's Knowledge, is the landlord, in default with respect to the performance or observance of any of their respective covenants or obligations under the terms of any Real Property Leases, nor has any event occurred with which the giving of notice or the passage of time would constitute such a default. No proceeding is pending or, to Seller's Knowledge, threatened for the taking or condemnation of all or any portion of the property demised under the Real Property Leases. Seller owns good and marketable title to its leasehold estates created pursuant to the Real Property Leases, free and clear of any Liens, other than any encumbrances set forth in the Bond Documents or otherwise in connection with security for the Bonds, as set forth on Schedule 3.8(b)(i) (the "Bond Encumbrances") except for: (i) real property Taxes, if any affecting properties of which the premises demised under the Real Property Leases form a part, not yet due and payable; and (ii) the matters and exceptions set forth on Schedule 3.8(b)(ii). There is no brokerage commission or finder's fee due from Seller and unpaid with regard to any of the Real Property
 Leases, or which will become due at any time in the future with regard to any Real Property Lease. In the event that there is a separation in title from land and improvements so that Seller holds a leasehold estate in land and fee title to the related improvements, the provisions of this Section 3.8(b) shall apply to such leasehold estate in land and the provisions of Section 3.8(a) shall apply to such related improvements. The real property that is the subject of the Real Property Leases is all of the real property leased by Seller and used in the Business other than facilities of Seller not included in the Purchased Assets. The real property leased pursuant to the Real Property Leases and the Real Property constitute all of the real property used in the Business other than facilities of Seller not included in the Purchased Assets.
(c) Except as set forth on Schedule 3.8(c), there are no unrecorded covenants, deed restrictions, easements, leases, subleases or rights of occupancy or Liens which encumber the Real Property, or any part thereof, any of the Real Property Leases or any of the properties demised under the Real Property Leases.
(d) Except as set forth on Schedule 3.8(d), there are no easements, rights of way or licenses which are not in full force and effect necessary for the operation of the Business on any of the parcels constituting the Real
 Property or the premises demised under the Real Property Leases and all such easements, rights of way and licenses set forth on Schedule 3.8(d) are in full force and effect.
(e) Except as set forth on Schedule 3.8(e), to Seller's Knowledge, the Real Property and the premises demised under the Real Property Leases, including, without limitation, the walls, ceilings and other structural elements of any improvements erected thereon and the building systems thereof (including the heating, plumbing, ventilation, air conditioning and electric systems), are adequate and sufficient for the current operations of the Business, and such improvements are in the condition they were on November 19, 2003, ordinary wear and tear excepted. To Seller's Knowledge, except as set forth on
 Schedule 3.8(e), such properties and improvements are free of structural defects, other than minimal structural defects which do not affect the value or use of such improvements. Except as set forth on Schedule 3.15, to Seller's Knowledge, the Real Property, including all of the structures and buildings located on the Real Property and the use of the Real Property in the operation of the Business complies with and are not in violation of any building, zoning, anti-pollution, health, occupational safety or other Laws or any Order or Permit applicable thereto; and Seller has received no written notice of any such non-compliance or violation which has not been corrected or cured.
(f) Seller has the right of ingress and egress, through a public road or street, to and from each of the parcels comprising the Real Property and each of the properties demised under the Real Property Leases. No utility easement or right of way which services any portion of the Real Property or any of the properties demised under the Real Property Leases may be terminated by the owner or mortgagee of any property through which any such easement or right of way runs.
(g)  The Perry Leased Real Property, the Perry Leased Equipment, the
 Wastewater Facility Leased Real Property, the Wastewater Facility Leased
 Assets and the Leased Garage are leased to Seller pursuant to the terms of the Perry Real Property Lease, the Perry Equipment Lease, the Wastewater Facility Lease and the Garage Lease. To Seller's Knowledge, the DAHC owns the Perry Leased Real Property and the Perry Leased Equipment and the City of Perry, Georgia owns the Wastewater Facility Leased Real Property and the Wastewater Facility Leased Assets, in each case, free and clear of any Liens other than the liens and encumbrances created pursuant to the Bond Documents. The Perry Real Property Lease, the Perry Equipment Lease and the Wastewater Facility Lease each provide that the lessee thereunder has the right to purchase the Perry Leased Real Property, the Perry Leased Equipment and the Wastewater Facility Leased Assets and Wastewater Facility Leased Real
 Property, respectively, from the lessor thereunder prior to the expiration of the term thereof by (i) providing for the prepayment in full of the Bonds and
 (ii) in the case of the Perry Leased Real Property and the Perry Leased Equipment, each for $10.00 payable by Purchaser to DAHC, and in the cases of the Wastewater Facility Leased Real Property and the Wastewater Facility
 Leased Equipment, without additional cost to, or consideration by, the lessee thereunder. Seller has, and to Seller's Knowledge, Purchaser will have, the right to use the Perry Leased Real Property and the Perry Leased Equipment and the Wastewater Facility Leased Real Property and the Wastewater Facility Leased Assets without restriction or interference from DAHC or the City of Perry, Georgia or any party related thereto except as specifically provided in the Perry Real Property Lease, the Perry Equipment Lease and the
 Wastewater Facility Lease.
(h) Since the date of the survey entitled "ALTA/ALSM Land Title Survey for Cagle's, Inc.", prepared by Halligan & Associates, dated November 8, 2000 with respect to the Real Property, Seller has not made or caused to be made or allowed to be made any additions or alterations of or to improvements on the Real Property which would be disclosed by a survey prepared as of the date hereof, other than certain silos, rail facilities to support such silos and other related structures erected on the Real Property since said date, which are within the boundary lines of the Real Property and which do not affect any easement or right of way. Since the date of said survey, Seller has not granted any easements or rights of way nor allowed the alteration or installation of any utility facilities which would be disclosed by a survey prepared as of the date hereof. With respect to any property adjoining the Real Property, Seller has no knowledge of any additions, alterations or changes since the date of said survey which affect the Real Property and would be disclosed by a survey prepared as of the date hereof.
(i) Seller has complied with all of the requirements applicable to Seller with respect to that certain Georgia Community Development Block Grant, Regional Economic Business Assistance Grant and Employment Incentive Program Grant made available to Seller and/or the City of Perry, Georgia with Respect to the Wastewater Facility (the "Wastewater Grants"), and to
 Seller's Knowledge, Purchaser will have no further obligations pursuant to the Wastewater Grants after the Closing.
3.9  Contracts.
(a) Schedule 3.9(a) sets forth a list of all Contracts to which Seller is a party related to the Purchased Assets or the Business as of the date hereof (collectively, the "Listed Contracts"), including, without limitation.
(i) any continuing Contract for services of independent contractors (including chicken catchers), the purchase of Inventory, materials, supplies, equipment or services;
(ii)  any Contract for capital expenditures;
(iii) any Contract pursuant to which Seller is a lessor of any Tangible
 Personal Property;
(iv) any Contract by and between Seller and a poultry producer or grower, as such terms are understood in the poultry processing industry, in connection with the Business;
(v) any Contract or agreement to which Seller is the licensee of any software or other intellectual property used in or necessary for the Business (other than commonly used off-the-shelf software such as Microsoft Windows and similar base computer operating programs not specifically created for or related to the Business); and
(vi) any Contract or agreement which is otherwise material and is not described in any of the categories specified in this Section 3.9(a).
(b) Seller has performed all of the obligations required to be performed by it (including any lease payments due on or before the Closing Date) and is entitled to all benefits under, and is not alleged to be in default in respect of any Assigned Contract. Each of the Assigned Contracts is valid and binding and in full force and effect, and except as disclosed on Schedule 3.9(b), there exists no default or event of default or event, occurrence, condition or act, with respect to Seller, or to Seller's Knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Assigned Contract. Seller has not received written or oral notice of cancellation, modification or termination of any Assigned Contract. To Seller's Knowledge, none of the parties to any Assigned Contract intends to terminate or alter the provisions thereof by reason of the Acquisition or otherwise. Except as set forth on
 Schedule 3.9(b), Seller has not waived any right under any Assigned Contract, amended or extended any Assigned Contract or failed to renew (or received notice of termination or failure to renew with respect to) any Assigned Contract. True, correct and complete copies of all Assigned Contracts have been delivered to Purchaser. Each item or machinery or equipment leased by Seller under any Assigned Contract is in the condition that it was in on November 19, 2003, ordinary wear and tear excepted.
3.10 Permits. Seller has obtained all Permits and all Environmental Permits of, and has made all required registrations and filings with, any Governmental Authorities that are required for the conduct of the Business as it is now being conducted. All Permits and Environmental Permits that are required for the conduct of the Business are listed on Schedule 3.10 and are in full force and effect. Except as set forth on Schedule 3.10, none of the Permits or Environmental Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to Seller's Knowledge, threatened. None of the Permits or Environmental Permits will terminate by reason of the Acquisition. Seller is not in conflict in any respect with or in default or violation of, any Permits or Environmental Permits. Schedule
 3.10 sets forth, as of the date of this Agreement, all actions, proceedings, investigations or surveys pending or, to Seller's Knowledge, threatened against Seller that could reasonably be expected to result in the suspension or cancellation of any Permit or Environmental Permit.
3.11 Compliance with Laws. Except as set forth on Schedule 3.11, Seller is not in conflict in any respect with or in default or violation of any: (a) order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ (collectively, "Orders") of any Governmental Authority; or (b) Laws of any Governmental Authority, affecting or relating to the Purchased Assets or the Business. Except as set forth on Schedule 3.11, Seller has not received from any Governmental Authority any written notification with respect to possible conflicts, defaults or violations of Laws.
3.12  Claims and Proceedings.  Except as set
 forth on Schedule 3.12, there is no outstanding Order of any Governmental Authority or division thereof (including, but not limited to, the Equal Opportunity Commission, Department of Labor or Office of Federal Contract Compliance Programs) whether statutory, common law or otherwise, against or involving Seller with respect to the Purchased Assets or the Business.
 Except as set forth on Schedule 3.12, there is (i) no action, suit, claim or counterclaim or legal, administrative or arbitral proceeding or investigation (collectively, "Claim") (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or, to Seller's Knowledge, threatened against or involving Seller with respect to the Purchased Assets or the Business including employment related Claims or (ii) no pending unfair labor practice charges against Seller with respect to the Business, no demands for recognition, whether by way of petition filed with the National Labor Relations Board or otherwise, and to Seller's Knowledge, no other effort of or request or demand from a labor organization for representative status with respect to any person employed by Seller with respect to the Business or otherwise used in the Business. There exists on the date hereof, and there will exist as of the Closing, no fact, event or circumstance Known to Seller that would give rise to any Claim that, if pending or threatened on the date hereof or on the Closing Date, could reasonably be expected to have a Material Adverse Effect. There are no Claims pending or, to Seller's Knowledge, threatened that would give rise to any right of indemnification on the part of any director or officer of Seller or the heirs, executors or administrators of such director or officer, against Seller.
3.13 Books and Records. All books of account and other financial books and records of Seller directly relating to the Purchased Assets (the "Books and Records") are true, correct and complete and have been made available to Purchaser. All of the Books and Records have been prepared and maintained in accordance with good business practices and, where applicable, in conformity with GAAP and in compliance with all Laws. Except as set forth on Schedule 3.13, there are no material inaccuracies or discrepancies contained or reflected in the Books and Records.
3.14 No Finder. Except as set forth on Schedule 3.14, neither Seller nor any Person acting on behalf of Seller has agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder's or other fee or commission in connection with this Agreement or any matter related hereto, nor has any broker, finder, investment banker or any other Person taken any action on which a Claim for any such payment could be based. Seller shall be solely responsible for paying any and all fees, commissions or other compensation to which any party disclosed on Schedule 3.14 is entitled or claims on account of the Acquisition.
3.15 Environmental Matters. For purposes of this Section 3.15 only, "Seller" includes any Affiliates of Seller. Except as set forth on Schedule 3.15, (i) Seller has not released, emitted, buried or otherwise disposed of any Regulated Substances on Seller's Properties except as is customary in poultry operations of the kind engaged in on Seller's Properties and in compliance with applicable law, (ii) Seller has complied with all Environmental Laws relating to the operation of Seller's Properties, (iii) Seller has not received any notice, demand, Claim or information request pursuant to the Comprehensive Environmental Response, Compensation and Liability Act
 ("CERCLA") or any comparable state Law, (iv) none of Seller's Properties is listed on any regulatory list of contaminated properties, including but not limited to the National Priorities List promulgated pursuant to CERCLA, the CERCLIS or any federal, state or local counterpart, (v) Seller is not required to have, nor does it have, any Permits issued under any Environmental Laws; there is an assured supply of water to meet the needs of the Business as it is currently being conducted; and (vi) Seller has not received any communications from any environmental regulator that indicate that conditions on any Environmental Permits will become more stringent upon renewal, transfer or as a result of a permit amendment. To Seller's
 Knowledge, except as set forth on Schedule 3.15, (i) no one other than Seller has released, emitted, buried or otherwise disposed of Regulated Substances on Seller's Properties, (ii) no one other than Seller has received any notice, demand, Claim or information request pursuant to CERCLA or any comparable state Law regarding the Seller's Properties, (iii) no underground storage tanks are or have been located on any of Seller's Properties, (iv) there are no asbestos containing materials ("ACMs"), polychlorinated biphenyls ("PCBs") or radioactive substances located on Seller's Properties, and (v) there are no conditions on any properties adjacent to Seller's Properties which threaten property owned or leased by Seller.
3.16 Insurance; Fidelity Bonds. Schedule 3.16 sets forth a list of all insurance policies, fidelity and surety bonds and fiduciary liability policies (collectively, the "Insurance Policies") covering the Purchased
 Assets and the Business. All Insurance Policies are in full force and effect.
3.17 Employee Matters. Schedule 3.17 lists the names of all salaried employees and agents of Seller engaged at the Processing Plant and the Feed Mill/Hatchery in the conduct of the Business, together with their respective rates of total compensation and indicates which of such individuals were, as of the date set forth on Schedule 3.17, on disability leave, authorized leave of absence, military service, or any other type of leave of absence, authorized or otherwise. Seller has, with respect to such employees, complied with all pertinent legal requirements relating to the employment of labor, including the Worker Adjustment and Retraining Notification Act, 29 U.S.C. - 2101 et seq. ("WARN Act"), ERISA, notice and continuation coverage requirements with respect to group health plans as required by Code Section 4980B or ERISA Sections 601 through 608 ("COBRA"), and related applicable state Legal Requirements, the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, and those legal requirements relating to wages, hours, collective bargaining, unemployment insurance, leaves of absence, workers' compensation, military service, immigration control, the payment and withholding of employment Taxes, and equal employment opportunity, including the maintenance of a work environment in which no harassment, discrimination, or disparate treatment occurs with regard to any condition of employment, including recruiting, hiring, promotion, compensation, benefits, and training. Seller has paid, and shall pay in the ordinary course of the Business, in full to its employees, agents and contractors all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them. Seller is, and shall remain, responsible for any vacation pay or severance pay or other payments payable on account of Seller's termination of any of its employees.
3.18  Employee Benefit Plans.
(a) As used herein, the term "Benefit Plan" includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder ("ERISA") ("Pension Plan"), and any welfare plan as defined in Section 3(1) of ERISA), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by Seller, or any of Seller's affiliates, to the extent such affiliate is described in Code Section 414(b), (c) or (m) and corresponding Treasury Regulations (each a "Controlled Group Member") and covering Seller's or any Controlled Group Member's active or former employees, directors or consultants (or their beneficiaries) of the Business, (ii) to which Seller or any Controlled Group Member is a party or by which any Controlled Group
 Member (or any of the rights, properties or assets thereof) is bound in respect of the Business, or (iii) with respect to which Seller or any Controlled Group Member has made any payments, contributions or commitments or may otherwise have any liability (whether or not Seller or such Controlled Group Member still maintains such Benefit Plan) in respect of the Business. Each Benefit Plan of Seller that is applicable to employees of the Business located at the Processing Plant or the Feed Mill/Hatchery is listed on
 Schedule 3.18 (each such Plan is hereinafter referred to as a "Seller Benefit Plan"). Seller has delivered to Purchaser copies of each such Seller Benefit Plan and, to the extent applicable, any summary plan descriptions and summary of material modification and a copy of the most recent determination letter issued by the IRS with respect to any such Seller Benefit Plan intended to be qualified under section 401(a) of the Code.

(b)  No event has occurred in connection with any Seller Benefit Plan that has, will or may result in any fine, penalty, or other Liability for which any transferee of assets of Seller may be responsible, whether by operation of Law or by contract, nor will the consummation of the transactions contemplated under this Agreement result in any such fine, penalty, or other Liability. The transactions contemplated by this Agreement will not, either alone or in combination with any other event or events, cause Purchaser to incur any Liabilities with respect to any Seller Benefit Plan, including, without limitation, (i) any Liability under Section 4980B of the Code, or
 (ii) any Liability with respect to any employee, director or consultant of Seller that was incurred or arose on or prior to the Closing Date.
(c)  Except as disclosed on Schedule 3.18(c), neither Seller nor any
 Controlled Group Member sponsors, maintains or otherwise contributes to or has any liability with respect to any Pension Plan which is or was subject to Title IV of ERISA, including any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA), or subject to Section 412 of the Code.
(d) Seller does not have any Liability under any Seller Benefit Plan or any multi employer benefit plan that would (i) result in the imposition of a Lien on any of the Purchased Assets on or after the Closing Date, (ii) affect adversely Purchaser's right, title or interest in or to the Purchased Assets on or after the Closing Date or (iii) result in the assumption by, or imposition on, either the Purchased Assets or Purchaser of any Liability with respect to any Seller Benefit Plan on or after the Closing Date. Seller further represents that Seller does not have any liability for any unpaid contributions or withdrawals arising out of any multi employer benefit plan relating to the Business.
3.19	Purchased Assets.
(a) Seller owns good and marketable title to all of the Purchased Assets. Except as disclosed in Schedule 3.19, the Purchased Assets are free and clear of all restrictions on or conditions to transfer or assignment. Seller has the power and right to transfer, sell, assign, convey and deliver the Purchased Assets to Purchaser in accordance with the terms hereof, and upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire title to the Purchased Assets free and clear of any Liens, other than those Liens which are described on Schedule 3.19.
(b) Schedules 2.1(a), (b), (d), (e) and (f) and Schedule 3.9 are true, accurate and complete. At the Closing, Purchaser will own or have the right to use under a valid lease without the requirement of any payment with respect thereto (other than if such payment obligation is an Assumed
 Liability) all of the Purchased Assets.
(c) The Purchased Assets are in the condition they were in on November 19, 2003, ordinary wear and tear excepted, except for the Purchased Assets listed on Schedule 5.11 which are subject to the provisions of Section 5.11.
(d) All Taxes with respect to the Purchased Assets have been paid in full for years prior to 2004, other than certain sales taxes and personal property taxes due for years prior to 2004, which shall remain the responsibility of Seller after Closing.
(e)  The outstanding principal amount of the Bonds is $40,000,000.
(f) The Building 20 Items (i) are not used in the Business as presently conducted and (ii) have not been, at any time, represented by Seller to Purchaser, to be Assets included in the Purchased Assets.
ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.
As an inducement to Seller to enter into this Agreement and to consummate the Acquisition, Purchaser represents and warrants to Seller, that each of the following representations and warranties is true and correct as of the date hereof and will be true and correct on and as of the Closing Date:
4.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite power and authority, corporate or otherwise, to own, lease and operate its properties and to carry on its business as it is now being conducted. Purchaser is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, expect when the failure to be so qualified or licensed would not have a material adverse effect on Purchaser.
4.2 Authority Relative to this Agreement. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Acquisition. The execution and delivery of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the Acquisition have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the Acquisition. This Agreement and the other Transaction Documents have been or will be duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other Parties hereto, each such agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy Exception.
4.3 No Conflict. Except as set forth on Schedule 4.3, the execution and delivery of this Agreement by Purchaser do not, and the performance by Purchaser of its obligations hereunder and the consummation of the Acquisition will not: (i) conflict with or violate any provision of the articles of incorporation or by-laws of Purchaser or any resolutions adopted by the board of directors of Purchaser; or (ii) assuming that all filings and notifications described in Section 4.4 have been made, conflict with or violate any Law or Order applicable to Purchaser or by which Purchaser is bound or affected.
4.4 Required Filings and Consents . The execution and delivery of this Agreement by Purchaser do not, and the performance by Purchaser of its obligations hereunder and the consummation of the Acquisition will not, require any consent, approval, authorization or permit of, or filing by Purchaser with or notification by Purchaser to, any Governmental Authority, except for (a) the consents, approvals, authorizations, declarations or rulings set forth on Schedule 4.4 and (b) the filing of a Notification and Report Form pursuant to the HSR Act, and the expiration or earlier termination of the applicable waiting period thereunder with respect to the Acquisition.
4.5 No Finder. Except as set forth on Schedule 4.5, neither Purchaser nor any Person acting on behalf of Purchaser has agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder's or other fee or commission in connection with this Agreement or any matter related hereto, nor has any broker, finder, investment banker or any other Person taken any action on which a Claim for any such payment could be based.
Purchaser shall be solely responsible for paying any and all fees, commissions or other compensation to which any party disclosed on Schedule 4.5 is entitled or claims on account of the Acquisition.
ARTICLE V.  COVENANTS OF THE PARTIES PRIOR TO CLOSING DATE
5.1 Conduct of Business . From the date hereof through the Closing Date, except as contemplated by this Agreement or disclosed on Schedule 5.1, Seller agrees:
(a) Not to undertake (nor permit to be undertaken) any of the actions specified in Section 3.7;
(b) To operate the Business in a reasonable and prudent manner, to conduct Seller's operations in respect to the Business according to the ordinary and usual course consistent with past practice, to preserve intact in respect to the Business Seller's present business organization and structure, to keep available in respect to the Business the services of Seller's present employees, to use reasonable commercial efforts to preserve and maintain the Purchased Assets (including without limitation, the machinery and equipment included in the Purchased Assets) in the condition they were in on November
19, 2003 (ordinary wear and tear excepted), to preserve Seller's rights to be assigned to Purchaser hereunder, and to use best efforts to preserve in respect to the Business Seller's relationships with and retain all suppliers, independent contractors, employees and other Persons material to the operation of such Business;
(c) To maintain in the ordinary course of the Business, consistent with past practice and in accordance with any applicable Contracts, the Tangible
Personal Property and the Real Property, in the condition that such Assets were in on November 19, 2003, ordinary wear and tear excepted;
(d) To maintain the Books and Records in respect to the Business in the usual and ordinary manner and in a manner that fairly and correctly reflects the costs and expenses, Assets and Liabilities of Seller in accordance with GAAP;
(e) To pay all account and trade payables in respect to the Business in the ordinary course of the Business;
(f) Not to incur any Liability in respect to the Business (other than Liabilities incurred in the ordinary course of the Business, consistent with past practice);
(g) Not to sell, transfer, convey, assign or otherwise dispose of any Purchased Assets, except in the ordinary course of the Business consistent with past practice; and not to create, incur, assume or suffer to exist any Lien on any Purchased Assets, other than Liens that may exist on the date hereof;
(h) Not to terminate, modify, amend, waive or otherwise alter or change any of the material terms or provisions of any Assigned Contract or create any default under the terms of any Contract or pay any amount not required by Law or by any Assigned Contract;
(i) Not to engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of Seller to be untrue in any material respect or result in a material breach of any covenant made by Seller;
(j) To keep in full force and effect all of Seller's Insurance Policies and not permit any material breach or default thereof, or the termination or cancellation thereof, to occur or exist;
(k) To consult with Purchaser prior to any renewal, amendment, extension or termination of, waiver of any material right under, or any failure to renew, any Assigned Contract and will refrain from taking any such action if Purchaser objects thereto in writing; and
(l) To use reasonable commercial efforts to conduct Seller's affairs in such a manner that the representations and warranties of Seller contained herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.
5.2 Consents, Filings and Authorizations; Efforts to Consummate . As promptly as practicable after the date hereof, Purchaser and Seller shall make all filings and submissions under such Laws as are applicable to them or to their respective Affiliates including the filing of a Notification and Report Form pursuant to the HSR Act, and as may otherwise be required for them to consummate the Acquisition in accordance with the terms of this Agreement and shall consult with each other prior to such filing and shall not make any such filing or submission to which Seller or Purchaser, as the case may be, reasonably objects in writing. All such filings shall comply in form and content in all material respects with applicable Laws. Subject to the terms and conditions herein, each Party, without payment or further consideration, shall use its reasonable commercial efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable Laws, Permits and Orders, to consummate and make effective, as soon as reasonably practicable, the Acquisition, including, but not limited to, obtaining all required consents, whether private or governmental, required in connection with such Party's performance of such transactions and each Party shall cooperate with the other in all of the foregoing.
5.3 No Shop . From and after the date hereof unless and until this Agreement shall have been terminated in accordance with its terms, Seller hereby agrees and shall cause its Representatives to agree not to solicit, initiate or encourage negotiations or discussions of any type, directly or indirectly, with any Person relating to any other sale or transfer of the Purchased
Assets. Seller shall notify Purchaser promptly if any unsolicited proposal or offer, or any inquiry or contact with any Person with respect thereto, is made, such notice to include the identity of the Person making such proposal, offer, inquiry or contact, and the terms of such offer.
5.4 Notices of Certain Events. Prior to the Closing Date, Seller, on the one hand, and Purchaser, on the other hand, shall promptly notify the other of:
(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Acquisition;
(b) any notice or other oral or written communication from any Governmental Authority in connection with the Acquisition or relating to Seller;
(c) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a material violation or breach of any representation or warranty, whether made as of the date hereof or as of the Closing Date, or that would constitute a material violation or breach of any covenant of any Party;
(d) any failure of Seller or Purchaser, as the case may be, to comply, in any material way, with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;
(e) any material developments affecting the Purchased Assets, Liabilities, business prospects, financial condition, operations, results of operations or supplier or employee relations of Seller or the Business; and
(f) any change that could reasonably be expected to have a Material Adverse Effect, or could delay or impede the ability of any of Seller or Purchaser to perform its obligations pursuant to this Agreement and to consummate the Acquisition.
5.5 Public Announcements. From and after the date of this Agreement until the Closing, Purchaser and Seller agree not to make any public announcement or other disclosure concerning this Agreement or the transactions contemplated herein without obtaining the prior consent of the other Party (the "Reviewing Party") as to form, content and timing; provided, however, that the consent of the Reviewing Parties shall not be unreasonably withheld. Notwithstanding the foregoing, if, upon advice of legal counsel, either Party determines that public announcement or disclosure is required by applicable Law, including the rules of any securities exchange on which such Party's securities may be listed, then the other Party hereto shall only have the right to review and comment upon (but not consent to) any such press release or public statement prior to its issuance.
5.6  Confidentiality.
(a) Prior to the Closing Date, each Party shall hold in strict confidence, and shall use its commercially reasonable efforts to cause all of its Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of Law, all confidential information concerning the other Party which it has obtained from such other Party or their Representatives in connection with the Acquisition ("Confidential Information"), and neither Party shall not use or disclose to others, or permit the use of or disclosure of, any Confidential Information of the other Party so obtained; nor will any Party release or disclose
Confidential Information to any other Person, except such Party's Representatives who need to know Confidential Information in connection with this Agreement (and who shall be advised of the provisions of this Section 5.6(a)). The foregoing provision shall not apply to any Confidential Information to the extent: (i) known by a Party prior to the date Confidential Information was provided it by the other Party or its Representatives in connection with the Acquisition; (ii) made known to a Party from a third party not in breach of any confidentiality requirement; or (iii) made public through no fault of a Party or any of its Representatives.
(b) If this Agreement is terminated as provided herein and the Acquisition is not consummated, each Party shall return to the other Party, all tangible evidence of such information received by it, if requested by such other Party.
5.7 Expenses. Except as otherwise specifically provided in this Agreement, each of the Parties shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Acquisition, including all fees and expenses of its Representatives. Notwithstanding the foregoing: (a) documentary stamp, county and local transfer taxes and recording taxes relating to the instruments of conveyance contemplated herein shall be paid by Seller; (b) Purchaser shall pay any required filing fees under the HSR Act; and (c) Purchaser and Seller shall each pay fifty percent (50%) of any sales taxes payable by reason of the transactions contemplated hereby.
5.8 Supplements to Disclosure Schedules. It is understood and agreed that, with respect to the representations and warranties of Seller contained in
Article III hereof, Seller shall have the continuing obligation until the Closing Date to supplement, modify or amend promptly the schedules set forth in this Agreement (collectively, the "Schedules") with respect to: (i) any matter occurring after the date hereof that, if existing or occurring on or before the date of this Agreement, would have been required to be set forth or described in the Schedules ("Seller New Matters"), and (ii) other matters which are not Seller New Matters but should have been set forth or described in the Schedules as of the date hereof ("Seller Other Matters"). The disclosure provided by Seller in any such amended, supplemented or revised Schedule shall in no way affect or be deemed to limit Purchaser's right and option, exercisable at any time prior to the Closing, to provide written notice to Seller that Purchaser has elected to terminate this Agreement and the Acquisition if, in the exercise of Purchaser's commercially reasonable good faith judgment, items added to the Schedules that were not included in the Schedules in the form attached to this Agreement at the time of execution, disclose that matters exist which may have, individually or in the aggregate, a Material Adverse Effect. If Purchaser does not elect to terminate this Agreement as provided above, this Agreement shall remain in full force and effect subject to the express provisions hereof. Any such supplement, modification or amendment (i) that reflects a Seller New
Matter shall qualify Seller's representations and warranties for all purposes of this Agreement and (ii) that reflects one or more Seller Other Matters shall not qualify any of Seller's representations and warranties for any purpose under this Agreement, and shall be provided solely for informational purposes. On or before the Closing Date, Seller will prepare and deliver to Purchaser a copy of the Schedules revised to reflect any supplement, modification or amendment required pursuant to this Section 5.8. Seller shall use commercially reasonable efforts to deliver any such supplemented, modified or amended Schedules to Purchaser at least three (3) Business Days before the Closing Date.
5.9 Access to Information; Records. Between the date hereof and the Closing Date, Seller shall permit Purchaser and its legal counsel, accountants, agents, employees and other representatives and advisors full access, upon reasonable notice, and with interference with Seller's business operations, to all of the financial, legal and other representatives and employees of Seller with knowledge of the Business, and to the personnel, books, records, properties, contracts and commitments of Seller relating to the Business and the Purchased Assets and to third parties doing business with Seller relating to the Business and the Purchased Assets; provided, however, that in the event that Purchaser's access to any of the foregoing items is restricted pursuant to a valid confidentiality agreement, upon request by Purchaser, Seller shall use its reasonable commercial efforts to obtain a waiver or release of such restriction for the benefit of Purchaser. The representations and warranties contained in
Article III shall not be affected or deemed waived by reason of the fact that any of Purchaser, its legal counsel, accountants, agents, employees and other representatives and advisors know or discover or should have known or discovered that any such representation or warranty is or might be inaccurate in any respect.
5.10 Employees. Seller shall cooperate with Purchaser with respect to Purchaser's evaluation of the employees of the Business who may be offered employment by Purchaser. Purchaser will offer employment to a sufficient number of Seller's employees at each plant location (as described in the WARN Act) of the Business to ensure that there does not occur, with respect to any such location, a plant closing (as described in the WARN Act), provided that purchaser shall not be obligated to employ any individual who is not authorized to work in the United States. Seller will terminate all such employees who have accepted offers of employment by Purchaser effective on the Closing Date. Seller agrees that Purchaser retains sole and complete discretion regarding which employees of Seller's Business Purchaser will offer employment effective on the Closing Date. From the date hereof through the Closing, Seller shall cooperate with and permit Purchaser to communicate in writing with such employees, at reasonable times and upon reasonable notice, concerning Purchaser's plans, operations and general personnel matters and to interview the employees and review the personnel records and such other information concerning the employees as Purchaser may reasonably request (subject to obtaining any legally required permission and to other applicable laws).
Seller shall be solely responsible for any notification and liability under the WARN Act or state equivalent statutes relating to any termination of its employees occurring prior to or after the date of this Agreement, whether or not in connection with the transactions contemplated hereby.
Seller shall be responsible for all liabilities and obligations for employee or independent contractor (and their respective beneficiaries') compensation and benefits accrued or otherwise arising out of services rendered by its Business employees, directors and independent contractors prior to the Closing or, except as otherwise provided herein, arising by reason of actual, constructive or deemed termination of their service relationship with Seller at Closing. Seller's responsibilities shall include any Seller Employee Benefit Plan, any all costs relating to the continuation of health benefits and notices under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, any severance obligations and bonus retention or related obligations, whether or not under the terms of specific employment agreements between Seller and one or more employees. Seller shall also be responsible for paying as of the Closing Date any and all accrued vacation pay and any sick pay that may then be due and payable (or be payable as a result of any termination by Seller with respect to this Agreement) as to employees of Seller whose employment with Seller is terminated in connection with the implementation of this Agreement. Seller agrees to maintain all personnel files of all employees of Seller, compiled as of the Closing Date, for a period of five (5) years at a location other than the Processing Plant, the Feed Mill/Hatchery, the Wastewater Facility, the Leased Garage or the Real Property, and Seller shall fully comply with all Laws or other requirements necessary to properly and lawfully maintain such personnel files.
5.11 Pre-Closing Projects . Between the date hereof and the Closing Date, Seller shall, at Seller's cost and expense, complete the repairs and projects set forth on Schedule 5.11 to Purchaser's reasonable satisfaction
(collectively, the "Pre-Closing Projects").
ARTICLE VI.  CONDITIONS TO CLOSING.
6.1 Conditions to the Obligations of Seller and Purchaser. The obligations of Seller and Purchaser to consummate the Acquisition are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions on or prior to the Closing Date:
(a) No Injunction. No provision of any applicable Law will be in effect and no interlocutory, appealable or final Order will have been issued that prohibits or restricts the consummation of the Acquisition;
(b) No Litigation. No Claim instituted by any Person shall have been commenced or pending against Seller or Purchaser or any of their respective Affiliates or Representatives, which Claim seeks to restrain, prevent, change or delay in any material respect the Acquisition or seeks to challenge any of the material terms or provisions of this Agreement or seeks material damages in connection with any of such transactions;
(c) HSR. Any waiting period applicable to the consummation of the Acquisition under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of the Acquisition, which action shall not have been withdrawn or terminated without imposing material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Business and the Purchased Assets requiring Purchaser to dispose of or divest of any of its assets or businesses or discontinue or refrain from conducting any of its operations or those acquired hereunder;
(d) Approvals in Connection with the Bond Documents. All consents, approvals and authorizations legally required to be obtained to transfer to Purchaser all of Seller's right, title and interest in and to the Bonds and the other Bond Documents shall have been obtained, including the approval of the Development Authority of Houston County and the trustee for the Bonds; and
(e) Consents. All consents, approvals and authorizations legally required to be obtained to consummate the Acquisition shall have been obtained from all Governmental Authorities, except where the failure to obtain any such consent, approval or authorization could not reasonably be expected to result in a Material Adverse Effect.
6.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the Acquisition is subject to the fulfillment prior to the specified date or at the time of Closing of the following conditions with respect to Purchaser, any one or more of which may be waived in whole or in part by Seller:
(a) Accuracy of Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement, any Transaction Document to which it is a party and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true, complete and correct in all material respects (other than representations and warranties subject to "materiality" qualifiers, which shall be true, complete and correct as stated) both when made and on and as of the Closing as if made at and as of the Closing (other than representations and warranties which address matters only as of a certain date which shall have been true, complete and correct as of such certain date).
(b) Performance. Purchaser shall have performed and complied in all material respects with all agreements, obligations and covenants required to be performed or complied with by it on or prior to the Closing Date.
(c) Other Agreements. The negotiation of a mutually acceptable (i) Assignment and Assumption Agreement (ii) Supply Agreement and (iii) Transition Services Agreement.
(d) Closing Purchase Price. The Purchase Price referenced in Section 2.5(b) shall have been paid by Purchaser in accordance such Section.
(e)  Deliveries.  Purchaser shall have delivered to Seller the following:
(i) A certificate, dated the Closing Date, of an executive officer of Purchaser confirming the matters set forth in Section 6.2(a) and (b) hereof;
(ii) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of Purchaser certifying, among other things, that attached or appended to such certificate: (A) is a true copy of all corporate actions taken by it, including resolutions of its board of directors authorizing the consummation of the Acquisition and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Purchaser pursuant hereto and (B) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement, the Transaction Documents to which Purchaser is a party and any certificate, document or other instrument in connection herewith;
(iii) An Assignment and Assumption Agreement executed by Purchaser, in form, scope and substance satisfactory to Seller;
(iv) The Bond Assignment and Assumption Agreement executed by Purchaser;
(v) A Supply Agreement executed by Purchaser, in form, scope and substance satisfactory to Seller;
(vi) A Transition Services Agreement executed by Purchaser, in form, scope and substance satisfactory to Seller;
(vii) A certificate of good standing from the appropriate state agency, dated as of a recent date, certifying that Purchaser is in good standing in the States of Maryland and Georgia;
(viii) A signed opinion from Piper Rudnick LLP, Purchaser's legal counsel, dated as of the Closing Date and addressed to Seller, in form and substance reasonably acceptable to Seller;
(ix) True, correct and complete copies of all required consents set forth on
Schedule 4.4; and
(x) an executed IRS Form 8594.
6.3 Conditions to Obligations of Purchaser . The obligations of Purchaser to consummate the Acquisition is subject to the fulfillment prior to the specified date or at the time of Closing of the following conditions with respect to Seller, any one or more of which may be waived in whole or in part by Purchaser:
(a) Accuracy of Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement, any Transaction Document to which they are parties and in any certificate or other writing delivered by Seller pursuant hereto shall be true, complete and correct in all material respects (other than representations and warranties subject to "materiality" or "Material Adverse Effect" qualifiers, which shall be true, complete and correct as stated) both when made and on and as of the Closing as if made at and as of the Closing (other than representations and warranties which address matters only as of a certain date which shall have been true, complete and correct as of such certain date).
(b) Performance. Seller shall have performed and complied in all material respects with all agreements, obligations and covenants required to be performed or complied with by it on or prior to the Closing Date.
(c) No Material Adverse Change. During the period from the date hereof to the Closing Date, there shall not have occurred any Material Adverse Effect or any of the actions described in Section 3.7.
(d) Due Diligence. Purchaser and its Representatives shall have completed their due diligence investigation of the Purchased Assets and the Business, and related matters, and the results of such due diligence investigation shall be satisfactory to Purchaser in its sole and absolute discretion, including, without limitation, in respect to environmental problems, or issues.
(e) Other Agreements. The negotiation of a mutually acceptable (i) Assignment and Assumption Agreement (ii) Supply Agreement (iii) Transition Services Agreement and (iv) Bill of Sale.
(f) Deliveries.  Seller shall have delivered to Purchaser the following:
(i) A certificate, dated the Closing Date, of an executive officer of Seller confirming the matters set forth in Section 6.3(a) and (b) hereof;
(ii) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of Seller certifying, among other things, that attached or appended to such certificate: (A) is a true and correct copy of the charter and by-laws of Seller, and all amendments thereto; (B) is a true copy of all corporate actions taken by it, including resolutions of its board of directors authorizing the consummation of the Acquisition and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Seller pursuant hereto; and (C) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement, the Transaction Documents to which Seller is a party and any certificate, document or other instrument in connection herewith;
(iii) An Assignment and Assumption Agreement executed by Seller, in form, scope and substance satisfactory to Purchaser;
(iv) The Bond Assignment and Assumption Agreement executed by Seller and the
DAHC;
(v) An executed bill of sale for all Tangible Personal Property owned by Seller, in form and substance reasonably acceptable to Purchaser (the "Bill of Sale");
(vi) A Supply Agreement executed by Seller, in form, scope and substance satisfactory to Purchaser;
(vii) A Transition Services Agreement executed by Seller, in form, scope and substance satisfactory to Purchaser;
(viii) Certificate of good standing from the appropriate state agency, dated as of a recent date, certifying that Seller is in good standing in the State of Georgia;
(ix) A signed opinion from (i) Byrne, Davis & Hicks, P.C and (ii) Sutherland Asbill & Brennan LLP, each Seller's legal counsel, dated as of the Closing Date and addressed to Purchaser, in form and substance reasonably acceptable to Purchaser;
(x) True, correct and complete copies of all consents or approvals necessary for the assignment or transfer of the the Perry Real Property Lease, the Perry Equipment Lease and the other Bond Documents, the Wastewater Facility Lease, the Garage Lease, the Assigned Contracts and any other required consents set forth on Schedule 3.5;
(xi) Executed copies of such documents as may be required to assign the Bond Encumbrances to Purchaser;
(xii) An executed IRS Form 8594;
(xiii) Possession and control of the Purchased Assets;
(xiv) A certificate, duly executed and acknowledged by Seller under penalties of perjury, in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2)(iii), stating Seller's name, address and Federal tax identification number, and that Seller is not a "foreign person" within the meaning of Section 1445 of the Code;
(xv) Duly executed special warranty deeds from Seller in favor of Purchaser or Purchaser's designee, in recordable form, transferring good and marketable fee simple title to any Real Property to be conveyed by Seller to Purchaser hereunder, subject only to the Permitted Encumbrances, and such affidavits or other customary instruments as Purchaser's title insurance company may reasonably request, including, but not limited to: (A) owner's affidavits; (B) pay-off letters and lien releases; and (C) gap indemnities if, in a particular locality, the title insurance company will not insure the period between the Closing and the recordation of the deeds;
(xvi) Estoppel certificates from lessors, if any, in form and substance reasonably acceptable to Purchaser;
(xvii) Uniform Commercial Code, Federal and State tax lien, bankruptcy and judgment searches with respect to Seller for the State of Georgia, prepared by search companies reasonably satisfactory to Purchaser, and not dated earlier than fifteen (15) days prior to the Closing Date;
(xviii) releases of all Liens (other than the Permitted Encumbrances) held in any of the Purchased Assets, including, without limitation, UCC-3 termination statements;
(xix) Articles of Transfer or other transfer document executed by Seller to the extent such transfer document is required to be filed with any Governmental Authority upon consummation of the Acquisition;
(xx) Original certificates of title to all vehicles or rolling stock included in the Purchased Assets, executed by Seller to the extent necessary to reflect the assignment by Seller to Purchaser of such assets;
(xxi) An ALTA Owner's Policy of Title Insurance issued by the Chicago Title Insurance Company, or other national title insurance company acceptable to Purchaser, insuring Purchaser as owner of fee simple title to the Real Property and as holder of leasehold title to the Perry Leased Property and the Wastewater Facility Leased Property, subject only to Permitted Encumbrances, in the amounts and containing such endorsements as Purchaser shall reasonably request. In addition, Purchaser shall have received an ALTA/ACSM survey for the Perry Leased Property and the Wastewater Facility Leased Property satisfactory to Purchaser, showing no matters other than the Permitted Encumbrances.
(xxii) Replacement Quitclaim Deed and Bill of Sale from the DAHC to the Purchaser (which shall be delivered to SunTrust Bank, as trustee with respect to the Bonds);
(xxiii) Memorandum of the Wastewater Facility Lease or the original executed copy of the Wastewater Facility Lease in form and substance suitable for recordation; and
(xxiv) Such other documents and instruments as may be reasonably requested by Purchaser to consummate the Acquisition and to carry out the obligations of the Parties hereunder.
(g) Pre-Closing Projects. Seller shall have completed the Pre-Closing Projects in accordance with Section 5.11 and Schedule 5.11.
ARTICLE VII. TERMINATION; EFFECT OF TERMINATION
7.1 Termination of Agreement. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing:
(a) By Purchaser if the condition set forth in Section 6.3(d) has not been satisfied as provided therein;
(b) By mutual written consent of Seller and Purchaser, and after February 15, 2004, by either Seller or Purchaser, if the Closing has not occurred by that date and if failure to close is not the result of a breach of this Agreement or a willful failure to complete closing conditions by such terminating Party;
(c) By Seller, if: (i) there has been a material misrepresentation or breach by Purchaser of a representation or warranty contained herein and such material misrepresentation or breach, if curable, is not cured within ten (10) Business Days after written notice thereof from Seller; (ii) Purchaser has committed a material breach of any covenant imposed upon it hereunder and, if curable, fails to cure such breach within ten (10) Business Days after written notice thereof from Seller; or (iii) any condition to Seller's obligations hereunder becomes incapable of fulfillment through no fault of Seller and is not waived by Seller;
(d) By Purchaser, if: (i) there has been a material misrepresentation or breach by Seller of a representation or warranty contained herein and such material misrepresentation or breach, if curable, is not cured within ten (10) Business Days after written notice thereof from Purchaser; (ii) Seller has committed a material breach of any covenant imposed upon it hereunder and, if curable, fails to cure such breach within ten (10) Business Days after written notice thereof from Purchaser; or (iii) any condition to Purchaser's obligations hereunder becomes incapable of fulfillment through no fault of Purchaser and is not waived by Purchaser; or
(e) By Purchaser, on the one hand, or Seller, on the other hand, if there shall be any Law that makes consummation of the Acquisition illegal or otherwise prohibited, or if any Order enjoining Purchaser, on the one hand, or Seller, on the other hand, from consummating the Acquisition is entered and such Order shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this provision shall have used all reasonable efforts to remove or vacate such Order.
7.2 Effect of Termination; Right to Proceed. In the event that this Agreement shall be terminated pursuant to Section 7.1(a), (b) or (e), all further obligations of the Parties shall terminate without further Liability of any Party (except with respect to Sections 5.5, 5.6, 5.7). In the event that this Agreement shall be terminated by Purchaser pursuant to Section 7.1(d)(i) or
(ii), Seller shall reimburse Purchaser for all of Purchaser's attorney's fees and related costs incurred in connection with the negotiation and preparation of this Agreement. In the event that this Agreement shall be terminated by Seller pursuant to Section 7.1(c)(i) or (ii), Purchaser shall reimburse Seller for all of Seller's attorney's fees and related costs incurred in connection with the negotiation and preparation of this Agreement. The agreements contained in Sections 5.5, 5.6 and 5.7 shall survive the termination hereof.
In the event that a condition precedent to a Party's obligation is not met, nothing contained herein shall be deemed to require any Party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Acquisition.
ARTICLE VIII.  POST-CLOSING COVENANTS
8.1 Post-Closing Projects .  Prior to the first anniversary of the Closing
Date, Seller shall have completed all of the activities, repairs and other items set forth on, and in accordance with, Schedule 8.1 (collectively, the "Post-Closing Projects"). The terms, conditions and timeline in respect to the Post-Closing Projects shall be in accordance with this Section 8.1 and the terms set forth in Schedule 8.1.
8.2 Claims Under Insurance Policies . After the Closing Date, each Party shall cooperate with the other Party in respect of the defense of Claims made after the Closing Date under occurrence-based Insurance Policies based upon events occurring prior to the Closing Date. Each Party agrees not to limit, modify or otherwise compromise the other Party's ability to make Claims under any such Insurance Policies, provided that the insurer agrees to waive any right of subrogation that it might otherwise have against such first Party.
8.3 Certain Transitional Matters .  From and after the Closing Date:
(a) Purchaser shall have complete control over the payment, settlement or other disposition of, or any dispute involving any Assumed Liabilities, and Purchaser shall have the right to conduct and control all negotiations and proceedings with respect thereto. Seller shall notify Purchaser promptly of any Claim with respect to any Assumed Liabilities and shall not, except with the prior written consent of Purchaser, voluntarily make any payment of, or settle or offer to settle, or consent to any compromise with respect to, any such Assumed Liabilities. Seller shall cooperate with Purchaser in connection with any negotiations or proceedings involving any Assumed Liabilities; and
(b) If the Closing occurs at a time when not all Permits and Environmental Permits have been transferred to Purchaser, the Parties shall continue to abide by their obligations hereunder to obtain all such transfers, as soon as practicable, and Seller authorizes Purchaser, to the extent permitted by Law, to use any such Permits and Environmental Permits in its business operations after the Closing.
8.4 Further Assurances; Continuing Access to Records.
(a) Seller hereby agrees, without further consideration, to execute and deliver following the Closing such other instruments of transfer and take such other action as Purchaser or its counsel may reasonably request in order to put Purchaser in possession of, and to vest in Purchaser, good, valid and unencumbered title to the Purchased Assets in accordance with this Agreement and to consummate the Acquisition. Purchaser hereby agrees, without further consideration, to take such other action following the Closing and execute and deliver such other documents as Seller or its counsel may reasonably request in order to consummate the Acquisition in accordance with this Agreement. Notwithstanding the generality of the foregoing, Seller agrees to enter into such agreements as may be reasonably requested by Purchaser having the effect of assigning the rights of Purchaser hereunder and under the documents executed in connection herewith to the lenders of Purchaser providing financing for the Acquisition and/or to the other lenders to Purchaser and/or its Affiliates.
(b) After the Closing Purchaser shall permit Seller, at Seller's expense, upon Seller's reasonable request with at least ten (10) days' notice, to inspect records, books and other documents relating to the Business or the Purchased Assets (including human resources or other employee files and records) for the purposes of preparing tax returns and financial statements, responding to tax audits and for other legitimate business purposes, in all cases solely with respect to matters arising prior to the Closing Date.

ARTICLE IX.  SURVIVAL; INDEMNIFICATION
9.1 Survival of Representations and Warranties . Notwithstanding any right of Purchaser to fully investigate the affairs of Seller and any knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of Seller contained in this Agreement, or listed or disclosed on any Schedule hereto. All of such representations, warranties, covenants, agreements shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of 18 months following the Closing Date; provided, that: (a) the representations and warranties made in (i) Section 3.3 with respect to due authority, (ii) Section
3.8 with respect to title and or rights in respect to the Purchased Assets, Perry Leased Real Property, Perry Leased Equipment, Wastewater Facility Leased Real Property, Wastewater Facility Leased Assets and the Leased Garage and
(iii) Section 3.14 or 4.5 with respect to finder's fees and commissions, shall survive indefinitely; (b) the representations and warranties made in Section
3.15 shall survive for a period of four (4) years following the Closing Date;
(c) Claims related to intentional fraud or willful misconduct shall survive indefinitely; and (d) Claims related to and made under Sections 9.2(iii), (iv),
(v) or (vi) shall survive indefinitely. There shall be no termination of any such representation or warranty as to which a Claim has been asserted prior to the termination of such survival period.
9.2 Indemnification by Seller .  Subject to the limitations set forth in
Section 9.1 and 9.7, Seller shall indemnify, defend, save and hold Purchaser and its Representatives, officers, directors, employees, agents or Affiliates (Purchaser and all such Persons are hereinafter collectively referred to as "Purchaser Indemnitees") harmless from and against all Damages asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Purchaser Indemnitee, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for:
(i) Seller's breach of any representation or warranty contained in this
Agreement;
(ii) Seller's breach or nonfulfillment of any covenant or agreement made by Seller in or pursuant to this Agreement;
(iii) Seller's failure to comply with any bulk sales or fraudulent transfer laws that may be applicable to the Acquisition;
(iv) A Retained Liability;
(v) Any Liability arising out of the ownership or operation of the Purchased Assets or the Business prior to the Closing, other than (A) any Assumed Liability or (B) a Liability arising out of a violation of an Environmental Law or an environmental condition on or with respect to any of Seller's Properties, unless such Liability is otherwise the subject of indemnity, defense or saving or holding harmless pursuant to clauses (i), (ii) or (vi) of this Section 9.2.; or
(vi) Any Liability arising out of either of the following: (A) a violation of an Environmental Law in effect as of or prior to the Closing Date caused by an act or omission of Seller, its officers, agents, contractors, employees or invitees, involving the Seller's Properties; or (B) any off-site disposal by Seller.
9.3 Indemnification by Purchaser . Purchaser shall indemnify, defend, save and hold Seller and its Representatives, officers, directors, employees, agents or Affiliates (Seller and all such Persons are hereinafter collectively referred to as "Seller Indemnitees") harmless from and against any and all Damages asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Seller Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for:
(a) Purchaser's breach of any representation or warranty contained in this Agreement;
(b) Purchaser's breach or nonfulfillment of any covenant or agreement made by Purchaser in or pursuant to this Agreement; or
(c) An Assumed Liability after the Closing Date.
9.4 Notice of Claims . If any Purchaser Indemnitee or Seller Indemnitee (an "Indemnified Party") believes that it has suffered or incurred or will suffer or incur any Damages for which it is entitled to indemnification under this
Article IX, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the "Indemnifying Party") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any Claim is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such Claim. The notice provided by the Indemnified Party to the Indemnifying Party shall describe the Claim (the "Asserted Liability") in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Damages that have been or may be suffered by the Indemnified Party. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such Party's rights under this Article IX or otherwise except and to the extent that such failure is prejudicial to the rights or obligations of the Indemnifying Party or to the Indemnifying Party's ability to defend against such Asserted Liability.
9.5 Opportunity to Defend Third Party Claims . The Indemnifying Party may elect to defend, at its own expense and with its own counsel reasonably satisfactory to the Indemnified Party, any Asserted Liability, but only if: (a) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Asserted Liability that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Asserted Liability; (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Asserted
Liability and fulfill its indemnification obligations hereunder; (c) the Asserted Liability involves only money damages and does not seek an injunction or other equitable relief; (d) settlement of, or an adverse judgment with respect to, the Asserted Liability is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; (e) the Indemnifying Party conducts the defense of the Asserted Liability actively and diligently; and (f) the Indemnified Party shall have reasonably concluded that:
(i) there is no conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of such defense; and
(ii) the Indemnified Party shall have no defenses that are not available to the Indemnifying Party. If the Indemnifying Party elects to defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted Liability. If the Indemnifying Party elects not to defend the Asserted Liability, is not permitted defend the Asserted Liability by reason of the first sentence of this
Section 9.5, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnified Party may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party if determined to be liable to the Indemnified Party hereunder. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability.
If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Any expenses of any Indemnified Party for which indemnification is available hereunder shall be paid upon written demand therefor.
9.6 Indemnity Payments .  In the event that Purchaser agrees to or is determined to have an obligation to reimburse any Seller Indemnitee for Damages as provided in this Article IX, Purchaser shall promptly pay such amount to such Seller Indemnitee via wire transfer of immediately available funds to an account specified by such Seller Indemnitee in writing. In the event that Seller agrees to or is determined to have an obligation to reimburse any Purchaser Indemnitee for Damages as provided in this Article IX, Seller shall promptly pay such amount to such Purchaser Indemnitee via wire transfer of immediately available funds to an account specified by such Purchaser
Indemnitee in writing.
9.7 Limitations on Liability . Anything to the contrary in this Agreement notwithstanding:
(a) no Purchaser Indemnitee shall make a Claim against any Seller Indemnitee for indemnification pursuant to this Article IX for Damages unless and until the aggregate amount of all Damages of all Purchaser Indemnitees shall exceed $150,000 (the "Indemnification Basket"); and then Purchaser Indemnitees shall only be permitted to recover from Seller Indemnitees Damages that Purchaser Indemnitees shall have incurred which are in excess of the Indemnification Basket; provided, however, that any Damages arising from, or relating to,
Claims made under Sections 9.2(iii), (iv), (v) and (vi) shall not be subject to, or limited by, the Indemnification Basket;
(b) Seller shall not be obligated to indemnify Purchaser Indemnitees for
Damages arising from, or relating to, Claims made under Section 9.2, which exceed, in the aggregate, $5,000,000 (the "Indemnification Cap"); provided that (and notwithstanding anything to the contrary herein) the Indemnification Cap for Damages arising from, or relating to, Claims made under Section 9.2, for breaches of Section 3.8 with respect to title and or rights in respect to the Purchased Assets, Perry Leased Real Property, Perry Leased Equipment, Wastewater Facility Leased Real Property, Wastewater Facility Leased Assets
and the Leased Garage shall be the Purchase Price; provided further that the Indemnification Cap shall not apply to any Damages arising from, or relating to, Claims (i)  made under Sections 9.2(iii), (iv), (v) and (vi) and (ii)
Claims for Damages resulting from intentional fraud or willful misconduct; and
(c) Purchaser acknowledges and agrees that (i) neither Seller nor any of its Affiliates, agents or Representatives is making or has made any representation or warranty regarding the Purchased Assets or the Business, other than those set forth in Article III of this Agreement or the Schedules thereto, and (ii)
in acquiring the Purchased Assets, Purchaser is not relying on any statement, representation or warranty by any Person regarding the Purchased Assets or the Business other than the representations and warranties set forth in said
Article III and the Schedules hereto.
(d) In the event that Seller shall fail to complete the work required under
Section 8.1 and Purchaser completes such work, the maximum amount that Seller shall be required to indemnify Purchaser therefor shall be the difference between (i) the actual costs incurred by Purchaser to complete such work less
(ii) the portion, if any, of the Contingent Purchase Price that has not been paid to Seller.
9.8 Exclusive Remedies . If the Closing occurs, then the remedies provided in this Article IX shall constitute the sole and exclusive remedies for recoveries by a Party (or any other Person who is a Purchaser Indemnitee or a Seller Indemnitee) against any other Party (or a Person who is a Purchaser Indemnitee or a Seller Indemnitee, as the case may be) for breaches of the representations, warranties, convenants and agreements contained in this Agreement (including for the matters specifically listed in this Article IX as being subject to indemnification); provided, however, that neither the foregoing nor anything else in this Agreement will limit the right of any
Person to enforce the performance (i) of this Agreement or (ii) of any contract, document or other instrument executed and delivered pursuant to this Agreement, by any remedy available to it in equity.
ARTICLE X.  GENERAL
10.1 Notices. All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand, (b) one Business Day after transmitted, if transmitted by a nationally recognized overnight courier service, (c) when telecopied, if telecopied (which is confirmed), or (d) three Business Days after mailing, if mailed by registered or certified mail (return receipt requested), to the party to whom given or sent at the following address of such party (or to such other address as such party may have specified in a notice given in accordance with this Section 10.1):
(a) If to Purchaser:
Perdue Farms Incorporated
31149 Old Ocean City Road
Salisbury, Maryland  21804
Attention:  J. Michael Roberts
President and General Manager, Retail Division
Telephone:  (410) 543-3803
Fax: (410) 543-3874
With a simultaneous copy to:
Perdue Farms Incorporated
31149 Old Ocean City Road
Salisbury, Maryland  21804
Attention:  Herbert D. Frerichs, Esq.
General Counsel
Telephone:  (410) 341-2109
Fax: (410) 543-3874
(b)	If to Seller:
Cagle's, Inc.
2000 Hills Avenue, N.W.
Atlanta, Georgia  30318
Attention:  J. Douglas Cagle
Chairman and Chief Executive Officer
Telephone:  (404) 355-2820
Fax: (404) 351-4552

With simultaneous copies to:
Byrne, Davis & Hicks, P.C.
Suite 1460, Tower Place 100
3340 Peachtree Road, N.E.
Atlanta, Georgia  30326
Attention:  Bland Byrne, Esq.
Telephone:  (404) 266-7260
Fax: (404) 350-9605
Sutherland Asbill & Brennan LLP
999 Peachtree Street, N.E.
Atlanta, Georgia  30309
Attention:  Charles D. Ganz, Esq.
Telephone:  (404) 853-8000
Fax: (404) 853-8806
; provided, however, that the failure to give notice to any Person designated above as a Person to be copied with respect to such notice shall not invalidate a notice otherwise properly given to a Party hereto.
10.2 Severability; Parties in Interest . If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein. Except as provided in Article IX hereof with respect to Purchaser Indemnitees and Seller Indemnitees, nothing in this Agreement, express or implied, is intended to confer upon any Person not a Party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.
10.3 Assignment; Binding Effect; Benefit . Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties except that Purchaser shall be permitted to assign its rights , interests and obligations to an Affiliate of Purchaser without obtaining any consent from the other Parties. Any purported assignment, unless so consented to or permitted as provided herein, shall be void and without effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.
10.4 Incorporation of Exhibits and Schedules . All Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.
10.5 Governing Law . THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF GEORGIA.
10.6 Arbitration . Any dispute or disagreement which may arise under or pursuant to this Agreement or with respect to the transactions contemplated hereby (including any claims by any Person for indemnification hereunder pursuant to Article IX hereof) shall be settled by final, binding and conclusive arbitration. Any such arbitration shall be conducted (i) in Atlanta, Georgia by a single arbitrator agreed upon by the parties of such arbitration, or if such parties cannot so agree, appointed by the Atlanta office of the American Arbitration Association ("AAA") and (ii) pursuant to AAA's Commercial Arbitration Rules, provided that such parties shall have the right to discovery pursuant to the Federal Rules of Civil Procedure.
10.7 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

10.8 Counterparts . This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
10.9 Entire Agreement . This Agreement (including the Schedules and Exhibits attached hereto) and the Transaction Documents executed in connection with the consummation of the Acquisition contain the entire agreement between the Parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.
10.10 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies . This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by all of the Parties. The provisions hereof may be waived only in writing signed by all of the Parties. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at Law or in equity.
[Signatures appear on next page]


IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this Agreement to be signed in their respective names by their duly authorized representatives as of the date first above written.

ATTEST:                         PERDUE FARMS INCORPORATED
R.Frerichs, Jr.                 By: /s/ J. Michael Roberts
Assistant Secretary             Name: J. Michael Roberts
                                Title: President & General Manager Retail
                                       Division

                                CAGLE'S, INC.
George L. Pitts                 By: /s/ J. Douglas Cagle
Secretary                       Name: J. Douglas Cagle
                                Title: Chairman

                                CAGLE'S FARMS, INC.
George L. Pitts                 By: /s/ J. Douglas Cagle
Secretary                       Name: J. Douglas Cagle
                                Title: Chairman


Schedule 5.11
Pre-Closing Projects
? Processing Plant Drains - clear and working properly, at Closing and for thirty (30) days thereafter
? Processing Plant Line 2 - IQF - repairs completed; working order and condition, at Closing and for thirty (30) days thereafter
? Processing Plant Line 3 - IQF - any parts that were in maintenance inventory to repair or replace missing parts have been reinstalled; any leased items in Line 3 - IQF are in working order and condition at Closing and for thirty (30) days thereafter
? Processing Plant - Sanitation Hotwater - repairs completed; working order and condition, at Closing and for thirty (30) days thereafter
? Hatchery Setters - Nine (9) sets of racks and flats per setter, at Closing
? Live Haul Cages - working doors; working order and condition, at Closing
? Whole bird injection at Processing Plant - repairs completed; working order and condition, at Closing and for thirty (30) days thereafter
? Processing Plant - DSI - Verification of previously completed DSI upgrade within 72 hours of Closing; working order and condition, at Closing and for thirty (30) days thereafter

Schedule 8.1
Post-Closing Projects.
1. Prior to the first anniversary of the Closing Date, Seller shall have completed, in full compliance with Section 8.1 and as set forth in this
Schedule 8.1,  the following:
(a) Post-Closing Asbestos Project - Brew House Area
(i) the remediation and removal of all asbestos located within the building known as the "brew house" and the related structures in the brew house area
(ii) remediation shall include removal of asbestos and other debris from the real property and restoration of the brew house area
(iii) off site disposal of asbestos and other debris
(b) Post-Closing Asbestos Project - Tank Buildings
(i) the remediation and removal of all asbestos located within the buildings known as the "tank buildings"
(ii) remediation shall include removal of asbestos and other debris from the real property and restoration of the tank buildings
(iii) off site disposal of asbestos and other debris
(c) Post-Closing Brew House Project
(i) removal of all contents from within the building known as the "brew house" and removal of all sheds, harvest stores and other related structures in the brew house area
(ii) off site disposal of all debris
(d) Post-Closing Tank Project
(i) the removal of all tanks from the buildings known as the "tank buildings" and repair of any damage caused by such removal
(ii) remediation shall include reasonable restoration of the tank buildings after removal of tanks
(3) off site disposal of all debris
(5) Post-Closing Landfill Closure Project
(i) the closure of the inert debris landfill referenced in the letter of March 30, 1999 from Seller to the Georgia Department of Natural Resources in compliance with all applicable laws, including Environmental Laws
2. Seller shall consult with Purchaser on the selection of the contractor and the work plan. Seller shall comply with such work plan.
3. All Post-Closing Project work shall be done in compliance with all applicable laws, codes, ordinances, rules, regulations and statutes, including Environmental Laws, by persons having all required licenses, training, approvals and permits. Seller shall use experienced and capable personnel to perform the Post-Closing Projects.
4. Purchaser shall have received a certificate or such other document evidencing satisfactory remediation of each Post-Closing Project. Post-Closing Projects are also subject to Purchaser's inspection and reasonable satisfaction.
5. All Post-Closing Project work shall be performed in a good, workmanlike and safe manner consistent with the highest industry standards applicable to providers of such services.
6. Seller warrants the Post-Closing Projects shall be performed and completed in accordance and compliance with Section 8.1 and this Schedule 8.1, and that upon completion the Post-Closing Projects shall be free from any defects in workmanship or material.
7. Purchaser, at its cost, may have an on-site representative observe the selected contractor's completion of the Post-Closing Projects.
8. Seller, with cooperation of Purchaser, shall obtain all licenses, permissions, consents or releases required in connection with the performance of the Post-Closing Projects.
9. Seller may use an area of the real property designated by Purchaser to store salvageable equipment and items removed in connection with the remediation projects described in this Schedule for a maximum period of 12 months.
10. At such time as Seller shall be able to demonstrate to Purchaser's reasonable satisfaction that Seller shall have completed 25% of the work required to be performed by Seller pursuant to Item 1, Purchaser shall release to Seller $250,000 of the Contingent Purchase Price. A second and third $250,000 shall be so released upon Seller's similar completion of each of 50% and 75% of such work, respectively; and the remaining $250,000 shall be released upon Seller's final completion to Purchaser's reasonable satisfaction of all such work. Notwithstanding anything to the contrary herein, no such progress payments will be made until the full completion and satisfaction of the remedial work referenced in Item 1(a) above..